SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

Filed by the registrant  ☑

Filed by a Party other than the registrant  ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Rule 14a-12

BELDEN INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, schedule or registration statement no.:
(3)	Filing party:
(4)	Date filed:

April 15, 2013

Dear Stockholder:

I am pleased to invite you to our 2013 Annual Stockholders’ Meeting. We will hold the meeting at 11 a.m. central time on Thursday, May 30, 2013 at the Saint Louis Club (16th Floor), Pierre Laclede Center, 7701 Forsyth Boulevard, St. Louis, Missouri.

Consistent with past practice, we are pleased to be taking advantage of the U.S. Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders primarily over the Internet. We believe that this e-proxy process has expedited stockholders’ receipt of proxy materials, lowered the associated costs, and conserved natural resources.

On April 15, 2013, we began mailing our stockholders a notice containing instructions on how to access our 2013 Proxy Statement and 2012 Annual Report and vote online. The notice also included instructions on how to receive a paper copy of your annual meeting materials, including the notice of annual meeting, proxy statement, and proxy card. If you received your annual meeting materials by mail, the notice of annual meeting, proxy statement, and proxy card from our Board of Directors were enclosed. If you received your annual meeting materials via e-mail, the e-mail contained voting instructions and links to the annual report and the proxy statement on the Internet, which are both available at http://investor.belden.com/financialDocuments.cfm.

The agenda for this year’s annual meeting consists of the following items:

Agenda Item	Board Recommendation
1. Election of the Nine Directors Nominated by the Company’s Board of Directors	FOR
2. Ratification of the Appointment of Ernst & Young as the Company’s Independent Registered Public Accounting Firm for 2013	FOR
3. Advisory Vote on Executive Compensation	FOR

4.      Re-approval of Performance Metrics for Awards Made under the Company’s Annual Cash Incentive Plan to Enable the Company to Seek a Deduction for such Awards under §162(m) of the Internal Revenue Code

FOR

Please refer to the proxy statement for detailed information on the proposals and the annual meeting. Your participation is appreciated.

Sincerely,

John Stroup

President and Chief Executive Officer

BELDEN INC.

7733 Forsyth Boulevard,

Suite 800

St. Louis, Missouri 63105

314-854-8000

NOTICE OF 2013 ANNUAL STOCKHOLDERS’ MEETING

TIME & DATE	11:00 a.m. CDT on Thursday, May 30, 2013

PLACE	Lewis & Clark Room, Saint Louis Club, 16th Floor, Pierre Laclede Center, 7701 Forsyth Boulevard, St. Louis, Missouri 63105

AGENDA	1. To elect the nine directors nominated by the Company’s Board of Directors, each for a term of one year

2. To ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2013

3. To hold an advisory vote on executive compensation

4. To re-approve the performance metrics for awards made under the Company’s annual cash incentive plan to enable the Company to seek a deduction for such awards under §162(m) of the IRC

5. To transact any other business as may properly come before the meeting (including adjournments and postponements)

WHO CAN VOTE	You are entitled to vote if you were a stockholder at the close of business on Thursday, April 4, 2013 (our record date).

FINANCIAL STATEMENTS	The Company’s 2012 Annual Report to Stockholders, which includes the Company’s Annual Report on Form 10-K, is available on the same website as this Proxy Statement. If you were mailed this Proxy Statement, the Annual Report was included in the package. The Form 10-K includes the Company’s audited financial statements and notes for the year ended December 31, 2012, and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations.

VOTING

Please vote as soon as possible to record your vote promptly, even if you plan to attend the annual meeting. You have three options for submitting your vote before the annual meeting:

•      Internet

•      Phone (if you request a full delivery of the proxy materials)

•      Mail (if you request a full delivery of the proxy materials)

By Authorization of the Board of Directors,

Kevin Bloomfield

Senior Vice President, Secretary and General Counsel

St. Louis, Missouri

April 15, 2013

PROXY STATEMENT FOR THE

2013 ANNUAL MEETING OF STOCKHOLDERS OF

BELDEN INC.

To be held on Thursday, May 30, 2013

Belden Inc. 2013 Proxy Statement	Page i

OWNERSHIP INFORMATION	16
EQUITY COMPENSATION PLAN INFORMATION ON DECEMBER 31, 2012	16
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	16
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	17
Beneficial Ownership Table of Directors, Nominees and Executive Officers	17
Beneficial Ownership Table of Stockholders Owning More Than Five Percent	19
EXECUTIVE COMPENSATION	20
Compensation Discussion and Analysis (CD&A)	20
A Note from the Belden Compensation Committee	20
I. Introduction	20
II. Executive Summary	20
III. 2012 Say-on-Pay Review	22
IV. Compensation Objectives and Elements	22
A. Objectives	22
B. Elements	23
C. Pay for Performance Philosophy	23
D. Compensation Design	24
V. 2012 Compensation Analysis	25
A. Base Salary Adjustments	25
B. Annual Cash Incentive Plan Awards	26
C. Performance-Based Equity Awards	29
VI. Compensation Policies and Other Considerations	31
Report of the Compensation Committee	33
Compensation and Risk	33
Compensation Tables	33
Summary Compensation Table	34
Grants of Plan-Based Awards	36
Outstanding Equity Awards at Fiscal Year-End	37
Option Exercises and Stock Vested	39
Pension Benefits	40
Nonqualified Deferred Compensation	41
Employment, Severance and Change-In-Control Arrangements	42
Potential Payments Upon Termination or Change-In-Control	43
ITEM III – ADVISORY VOTE ON EXECUTIVE COMPENSATION	46
ITEM IV – RE-APPROVE PERFORMANCE GOALS FOR AWARDS MADE UNDER THE COMPANY’S ANNUAL CASH INCENTIVE PLAN (“ACIP”) THAT ARE DEDUCTIBLE UNDER SECTION 162(m) OF THE INTERNAL REVENUE CODE	47
OTHER MATTERS	48
STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING	48
APPENDIX I	I-1

Page ii	Belden Inc. 2013 Proxy Statement

GENERAL INFORMATION

Internet Availability of Proxy Materials

Under rules of the United States Securities and Exchange Commission (SEC), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On April 15, 2013, we began mailing to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy card to vote through the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

QUESTIONS

For questions
Regarding:	Contact:

Annual meeting or	Belden Investor Relations, 314-854-8054
Executive Compensation Questions

Stock ownership	American Stock Transfer & Trust Company
(Stockholders of Record)	http://www.amstock.com
800-937-5449 (within the U.S. and Canada)
718-921-8124 (outside the U.S. and Canada)

Stock ownership	Contact your broker, bank or other nominee
(Beneficial Owners)

Voting	Belden Corporate Secretary, 314-854-8035

Belden Inc. 2013 Proxy Statement	Page 1

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors (the “Board”) of Belden Inc. (sometimes referred to as the “Company” or “Belden”) is providing these proxy materials to you in connection with the solicitation of proxies by Belden on behalf of the Board for the 2013 annual meeting of stockholders which will take place on May 30, 2013. This proxy statement includes information about the issues to be voted on at the meeting. You are invited to attend the meeting and we request that you vote on the proposals described in this proxy statement.

Q:	Why am I being asked to review materials online?

A:	Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. We began mailing the Notice of Internet Availability of Proxy Materials to stockholders on April 15, 2013.

Q:	Who is qualified to vote?

A:	You are qualified to receive notice of and to vote at the annual meeting if you owned shares of common stock of the Company at the close of business on our record date of April 4, 2013. On the record date, there were 44,023,109 shares of Belden common stock outstanding. Each share is entitled to one vote on each matter properly brought before the annual meeting.
Q:	What information is available for review?

A:	The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of directors and our most highly paid officers, and certain other required information. Our 2012 Annual Report to Stockholders, which includes our Annual Report on Form 10-K, is also available on-line. The Form 10-K includes our 2012 audited financial statements with notes and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Q:	What matters will be voted on at the meeting?

A:	Three matters will be voted on at the meeting:

(1)	the election of the nine directors nominated by the Board, each for a term of one year;

(2)	the ratification of the appointment of Ernst & Young as the Company’s independent registered public accountant for 2013;

(3)	an advisory vote on executive compensation; and

(4)	the re-approval of performance metrics for awards made under the Company’s Annual Cash Incentive Plan (“ACIP”) to enable the Company to seek a deduction for such awards under §162(m) of the Internal Revenue Code (“IRC”).

Q:	What are Belden’s voting recommendations?

A:	Our Board of Directors recommends that you vote your shares:

(1)	FOR the Company’s slate of directors;

(2)	FOR the ratification of Ernst & Young;

(3)	FOR the approval of the Company’s executive compensation; and

(4)	FOR the re-approval of the ACIP metrics.

Q:	What shares owned by me can be voted?

A:	All shares owned by you as of April 4, 2013, the record date, may be voted by you. These shares include those (1) held directly in your name as the stockholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Page 2	Belden Inc. 2013 Proxy Statement

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Some Belden stockholders hold their shares through a stock broker, bank, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with Belden’s transfer agent, American Stock Transfer & Trust Company, you are considered (with respect to those shares) the stockholder of record and the Notice of Internet Availability of Proxy Materials is being sent directly to you by Belden. As the stockholder of record, you have the right to grant your voting proxy directly to Belden or to vote in person at the meeting.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” (that is, the name of your stock broker, bank, or other nominee) and the Notice of Internet Availability of Proxy Materials is being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting.

Q:	How can I vote my shares in person at the meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring proof of identification.

Even if you plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you decide later not to attend the meeting.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. You will be able to do this over the Internet by following the instructions on your Notice of Internet Availability of Proxy Materials. If you request a full delivery of the proxy materials, a proxy card will be included that will contain instructions on how to vote by telephone or mail in addition to the Internet.

Q:	Can I change my vote?

A:	You may change your proxy or voting instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee.

Q:	What class of shares is entitled to be voted?

A:	Each share of our common stock outstanding as of the close of business on April 4, 2013, the record date, is entitled to one vote at the annual meeting.

Q:	What is the quorum requirement for the meeting?

A:	The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares entitled to vote. The shares may be present in person or represented by proxy at the meeting. Both abstentions and withheld votes are counted as present for the purpose of determining the presence of a quorum for the meeting.

Belden Inc. 2013 Proxy Statement	Page 3

Q:	What are the voting requirements to approve the proposals and how are votes withheld, abstentions and broker non-votes treated?

A:	The following table describes the voting requirements and treatment of votes withheld, abstentions, and broker non-votes for each proposal:

Proposal	Voting Requirement	Tabulation Treatment
		Votes Withheld/Abstentions	Broker Non-Votes
Election of Directors	Plurality of votes cast to elect each director	Present for quorum purposes; treated as a vote against the director(s) for purposes of calculating approval percentage	Not present for quorum purposes; brokers do not have discretion to vote non-votes in favor of directors
Ratification of Ernst & Young	No requirement; not binding on company	The Board of Directors will consider the number of abstentions in its analysis of the results of the advisory vote	Count as present for quorum purposes; brokers have discretion to vote non-votes in favor of ratification
Advisory vote on executive compensation	No requirement; not binding on company	The Board of Directors will consider the number of abstentions in its analysis of the results of the advisory vote	Not present for quorum purposes; brokers do not have discretion to vote non-votes in favor of compensation matters
Re-approval of ACIP performance metrics	Majority of votes present at meeting	Present for quorum purposes; treated as a vote against the matter for purposes of calculating approval percentage	Not present for quorum purposes; brokers do not have discretion to vote non-votes in favor of compensation matters

Q:	Where can I find the voting results of the meeting?

A:	We will announce preliminary voting results at the meeting and publish final results in a report on Form 8-K within four business days of the date on which our meeting ends.

Q:	What happens if additional proposals are presented at the meeting?

A:	Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Kevin L. Bloomfield, the Company’s Secretary, and Christopher E. Allen, the Company’s Assistant Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q:	Who will count the votes?

A:	A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and will act as the inspector of election.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Belden or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by our Board. Occasionally, stockholders provide written comments on their proxy cards, which are then forwarded to Belden management.

Page 4	Belden Inc. 2013 Proxy Statement

Q:	Who will bear the cost of soliciting votes for the meeting?

A:	Belden has retained Phoenix Advisory Partners to act as proxy solicitor for the annual meeting and to provide other advisory services throughout the year. Belden will bear the cost of this arrangement, which amounts to $8,000 annually. Upon request, the Company will reimburse brokers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Company’s common stock.

Belden Inc. 2013 Proxy Statement	Page 5

CORPORATE GOVERNANCE

The Belden Board has nine members and four standing committees: Audit, Compensation, Finance and Nominating and Corporate Governance. The Board had ten meetings during 2012; six of which were telephonic. All directors attended 75% or more of the Board meetings and the Board committee meetings on which they served. The maximum number of directors authorized under the Company’s bylaws is nine.

Name of Director	Audit	Compensation	Finance	Nominating and Corporate Governance
David Aldrich		▲
Lance C. Balk			▲*	▲
Judy L. Brown	▲		▲
Bryan C. Cressey			▲	▲
Glenn Kalnasy		▲*
George Minnich	▲*
John M. Monter		▲		▲*
John Stroup
Dean Yoost	▲
Meetings held in 2012	9	6	8	4

▲	Committee member
*	Chair

At its regular meeting in March 2013, the Board determined that each of the non-employee directors seeking reappointment meets the independence requirements of the NYSE listing standards. As part of this process, the Board determined that each such member had no material relationship with the Company.

Biographies of Directors Seeking Reappointment

David Aldrich, 56, was appointed to the Company’s Board and Compensation Committee in February 2007.

The Board recruited Mr. Aldrich based on his experience in high technology signal transmission applications and for his experience as a current Chief Executive Officer of a public company. Since April 2000, he has served as President, Chief Executive Officer, and Director of Skyworks Solutions, Inc. (“Skyworks”). Skyworks is an innovator of high performance analog and mixed signal semiconductors enabling mobile connectivity.

Mr. Aldrich received a B.A. degree in political science from Providence College and an M.B.A. degree from the University of Rhode Island.

Page 6	Belden Inc. 2013 Proxy Statement

Lance C. Balk, 55, has been a director of the Company since March 2000, is a member of the Nominating and Corporate Governance Committee and chairs the Finance Committee. In September 2010, Mr. Balk was appointed as General Counsel of Six Flags Entertainment Corporation.

Mr. Balk served as Senior Vice President and General Counsel of Siemens Healthcare Diagnostics from November 2007 to January 2010. From May 2006 to November 2007, he served in those positions with Dade Behring, a leading supplier of products, systems and services for clinical diagnostics, which was acquired by Siemens Healthcare Diagnostics in November 2007. Previously, he had been a partner of Kirkland & Ellis LLP since 1989, specializing in securities law and mergers and acquisitions. The Board originally recruited Mr. Balk based on his expertise in advising multinational public and private companies on complex mergers and acquisitions and corporate finance transactions. He provides insight to the Board regarding business strategy, business acquisitions, and capital structure.

Mr. Balk received a B.A. degree from Northwestern University and a J.D. degree and an M.B.A. degree from the University of Chicago.

Judy L. Brown, 44, was appointed to the Company’s Board and Audit Committee in February 2008. She also serves on the Finance Committee.

In recruiting Ms. Brown, the Board sought a member with international experience in finance and accounting to help the Company pursue its strategic global focus. As an employee of Ernst & Young for more than nine years in the U.S. and Germany, she provided audit and advisory services to U.S. and European multinational public and private companies. She served in various financial and accounting roles for six years in the U.S. and Italy with Whirlpool Corporation, a leading manufacturer and marketer of appliances. In 2004, she was appointed Vice President and Controller of Perrigo Company, a leading global healthcare supplier and the world’s largest manufacturer and marketer of over-the-counter pharmaceutical products sold under store brand labels. Since 2006, she has served as Executive Vice President and Chief Financial Officer of Perrigo.

She received a B.S. degree in Accounting from the University of Illinois; an M.B.A. from the University of Chicago; and attended the Aresty Institute of Executive Education of the Wharton School of the University of Pennsylvania. Ms. Brown also is a Certified Public Accountant.

Bryan C. Cressey, 63, has been Chairman of the Board of the Company since 1988 and a director of the Company since 1985. He also serves on the Nominating and Corporate Governance Committee and the Finance Committee.

For the past twenty-nine years, Mr. Cressey has been a General Partner and Principal of Golder, Thoma and Cressey, Thoma Cressey Bravo, and Cressey & Company, all private equity firms, the last of which he founded in 2007. The firms have specialized in healthcare, software and business services. He is also a director of Jazz Pharmaceuticals, a specialty pharmaceutical company, Select Medical Holdings Corporation, a healthcare services company, and several privately held companies. Mr. Cressey’s years of senior-level experience with public and private companies in diverse industries, his legal and business education and experience, and his regular interaction with the equity markets make him highly qualified to serve on the Company’s Board.

Mr. Cressey received a B.A. degree from the University of Washington and a J.D. degree and an M.B.A. degree from Harvard University.

Belden Inc. 2013 Proxy Statement	Page 7

Glenn Kalnasy, 69, has been a director of the Company since 1985 and is Chair of the Compensation Committee.

From February 2002 through October 2003, Mr. Kalnasy served as the Chief Executive Officer and President of Elan Nutrition Inc., a private-label manufacturer of nutrition food bars. From 1982 to 2003, he was a Managing Director of The Northern Group, Inc., a private equity firm that acquired and managed businesses. Mr. Kalnasy’s extensive general management and business experience at the policy-making level, which includes being one of the founders of Cable Design Technologies (the company—now called Belden Inc.—that merged with Belden 1993 Inc. in 2004), and his long history with the Company qualify him to serve on the Board.

Mr. Kalnasy received a B.S. degree from Southern Methodist University.

George Minnich, 63, was appointed to the Company’s Board and Audit Committee in May 2010.

Mr. Minnich served as Senior Vice President and Chief Financial Officer of ITT Corporation from 2005 to 2007. Prior to that, he served for twelve years in several senior finance positions at United Technologies Corporation, including Vice President and Chief Financial Officer of Otis Elevator and of Carrier Corporation. He also held various positions within Price Waterhouse from 1971 to 1993, serving as an Audit Partner from 1984 to 1993. Mr. Minnich also serves on the Board of Trustees of Albright College and is the Audit Committee Chairman and Board member of Kaman Corporation, an aerospace and industrial distribution company, and AGCO Corporation, a maker of a broad range of tractors, combines and other farm equipment. His extensive financial and accounting experience gained over 35 years plus his experience on other public company boards was important to the Board in connection with his initial election. His senior level operational background provides the Board with additional insights into multinational industrial companies.

Mr. Minnich received a B.S. degree in Accounting from Albright College.

John M. Monter, 65, had been a director of Belden 1993 Inc. since 2000 and was appointed to the Company’s Board at the time of the merger of Belden 1993 Inc. and Cable Design Technologies Corporation in 2004. He serves on the Compensation Committee and chairs the Nominating and Corporate Governance Committee.

During his career, Mr. Monter has served in the general management position for three companies, two manufacturers and a construction services company. Previous to his general management experience, Mr. Monter worked in several marketing and sales positions, including holding worldwide responsibilities in both marketing and sales for a multinational manufacturing company. His broad general management and sales and marketing experience at the policy-making level particularly qualifies him to serve on the Company’s Board.

From 1993 to 1996, he was President of the Bussmann Division of Cooper Industries, Inc. Bussmann is a multi-national manufacturer of electrical and electronic fuses, with ten manufacturing facilities in four countries and sales offices in most major industrial markets around the world. From 1996 through 2004, he was President and Chief Executive Officer of Brand Services, Inc. (“Brand”) and also a member of the board of directors of the parent companies, Brand DLJ Holdings (1996-2002) and Brand Holdings, LLC (2002-2006). He was named Chairman of Brand DLJ Holdings in 2001 and Chairman of Brand Holdings, LLC in 2002. From January 1, 2005 through April 30, 2006, he served as Vice Chairman of Brand Holdings, LLC. Brand is a supplier of scaffolding and specialty industrial services. In 2008, he was elected a director on the board of Environmental Logistics Services, a privately held company that is owned by Centre Partners. Environmental Logistics Services is a hauler and disposer of solid wastes.

Mr. Monter received a B.S. degree in journalism from Kent State University and an M.B.A. degree from the University of Chicago.

Page 8	Belden Inc. 2013 Proxy Statement

John S. Stroup, 46, was appointed President, Chief Executive Officer, and member of the Board effective October 31, 2005. His experience in strategic planning and general management of business units of other public companies, coupled with his in-depth knowledge of the Company, makes him an integral member of the Board and a highly qualified intermediary between management and the Company’s non-employee directors.

From 2000 to the date of his appointment with the Company, he was employed by Danaher Corporation, a manufacturer of professional instrumentation, industrial technologies, and tools and components. At Danaher, he initially served as Vice President, Business Development. He was promoted to President of a division of Danaher’s Motion Group and later to Group Executive of the Motion Group. Earlier, he was Vice President of Marketing and General Manager with Scientific Technologies Inc.

Mr. Stroup received a B.S. degree in mechanical engineering from Northwestern University and an M.B.A. degree from the University of California at Berkeley. Mr. Stroup is a director of RBS Global, Inc. RBS Global manufactures power transmission components, drives, conveying equipment and other related products under the Rexnord name.

Dean Yoost, 63, was appointed to the Company’s Board and Audit Committee in March 2011.

Mr. Yoost was employed by PricewaterhouseCoopers LLP from 1974 to 2007 serving most recently as the Managing Partner of the Orange County, California office and for Advisory Services for the Western Region. Prior to that, he served as Chief Executive Officer of PwC’s Financial Advisory Practice in Tokyo, as Deputy Chairman and Managing Partner for Tax Services in Beijing, and as Managing Partner of the Taiwan Consulting Practice, in addition to various domestic U.S. roles. Mr. Yoost also serves on the Board of Directors and Audit Committee of Emulex Corporation and on the board of two private companies, UnionBanCal Corporation and Pacific Life Insurance Co. He is also one of three advisory board members of American Honda Finance Corporation.

His vast international tax consulting, financial advisory and accounting experience in addition to his experience on other public and private company boards made him an ideal candidate for Belden’s Board and Audit Committee.

Mr. Yoost received a B.S. degree from Winona State University, an M.B.A. from Mankato State University and a Master’s degree in Taxation from the University of Minnesota. He is also a Certified Public Accountant.

Audit Committee

The Audit Committee operates under a Board-approved written charter and each member meets the independence requirements of the NYSE’s listing standards. The Committee assists the Board in overseeing the Company’s accounting and reporting practices by:

•

meeting with its financial management and independent registered public accounting firm (Ernst & Young) to review the financial statements, quarterly earnings releases, and financial data of the Company;

•	reviewing and selecting the independent registered public accounting firm who will audit the Company’s financial statements;

•	reviewing the selection of the internal auditors (Deloitte LLP) who provide internal audit services;

Belden Inc. 2013 Proxy Statement	Page 9

•

reviewing the scope, procedures, and results of the Company’s financial audits, internal audit procedures, and internal controls assessments and procedures under Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”);

•	providing oversight responsibility for the process the Company uses in performing its periodic enterprise risk analysis; and

•	evaluating the Company’s key financial and accounting personnel.

At its March 5, 2013 meeting, the Board determined that each of Ms. Brown and Messrs. Minnich and Yoost was an Audit Committee Financial Expert as defined in the rules pursuant to SOX and each is independent.

Compensation Committee

The Compensation Committee of Belden determines, approves, and reports to the Board on compensation for the Company’s elected officers. The Committee reviews the design, funding, and competitiveness of the Company’s retirement programs. The Committee also assists the Company in developing compensation and benefit strategies to attract, develop, and retain qualified employees. The Committee operates under a written charter approved by the Board.

Finance Committee

The Finance Committee provides oversight in the area of corporate finance and makes recommendations to the Board about the financial aspects of the Company. Examples of topics upon which the Finance Committee may provide guidance include capital structure, capital adequacy, credit ratings, capital expenditure planning, and dividend policy and share repurchase programs. The Committee is governed by a written charter approved by the Board.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies, evaluates, and recommends nominees for the Board for each annual meeting (and to fill vacancies during interim periods); evaluates the composition, organization, and governance of the Board and its committees; oversees senior management succession planning; and develops and recommends corporate governance principles and policies applicable to the Company. The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders if such nominations are submitted to the Company prior to the deadline for proposals as noted above under the caption “Nomination of Director Candidates.”

The Committee’s responsibilities with respect to its governance function include considering matters of corporate governance and reviewing (and recommending to the Board revisions to) the Company’s corporate governance guidelines and its code of ethics, which applies to all Company employees, officers and directors. The Committee is governed by a written charter approved by the Board.

Corporate Governance Documents

Current copies of the Audit, Compensation, Finance, and Nominating and Corporate Governance Committee charters, as well as the Company’s governance principles and code of ethics, are available on the Company’s website at http://investor.belden.com/documents.cfm. Printed copies of these materials are also available to stockholders upon request, addressed to the Corporate Secretary, Belden Inc., 7733 Forsyth Boulevard, Suite 800, St. Louis, Missouri 63105.

Related Party Transactions and Compensation Committee Interlocks

It is our policy to review all relationships and transactions in which the company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Annually, we obtain information from all directors and executive officers with respect

Page 10	Belden Inc. 2013 Proxy Statement

to related person transactions to determine, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in any such transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in our proxy statement. We have determined that there were no material related party transactions during 2012.

None of our executive officers served during 2012 as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as member of our Board of Directors or Compensation Committee.

Communications with Directors

The Company’s Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board (including Bryan Cressey, Chairman of the Board and presiding director for non-management director meetings), any Board committee, or any chair of any such committee by U.S. mail, through calling the Company’s hotline or via e-mail.

To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Company’s Board or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary, Belden Inc.” at 7733 Forsyth Boulevard, Suite 800, St. Louis, MO 63105. To communicate with any of our directors electronically or through the Company’s hotline, stockholders should go to our corporate website at http://investor.belden.com/documents.cfm. On this page, you will find a section titled “Contact the Belden Board”, on which are listed the Company’s hotline number (with access codes for dialing from outside the U.S.) and an e-mail address that may be used for writing an electronic message to the Board, any individual directors, or any group or committee of directors. Please follow the instructions on our website to send your message.

All communications received as set forth in the preceding paragraph will be opened by (or in the case of the hotline, initially reviewed by) our corporate ombudsman for the sole purpose of determining whether the contents represent a message to our directors. The Belden Ombudsman will not forward certain items which are unrelated to the duties and responsibilities of the Board, including: junk mail, mass mailings, product inquiries, product complaints, resumes and other forms of job inquiries, opinion surveys and polls, business solicitations, promotions of products or services, patently offensive materials, advertisements, and complaints that contain only unspecified or broad allegations of wrongdoing without appropriate information support.

In the case of communications to the Board or any group or committee of directors, the corporate ombudsman’s office will send copies of the contents to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

In addition, it is the Company’s policy that each director attends the annual meeting absent exceptional circumstances. Each director other than Mr. Cressey attended the Company’s 2012 annual meeting.

Board Leadership Structure and Role in Risk Oversight

For some time, the Company has separated the Chief Executive Officer and Board Chairman positions. We believe this separation of roles is most appropriate for the Company and stockholders. Mr. Cressey, who is independent of management and the Company, provides strong leadership experience, strategic vision, and an understanding of the risks associated with our business. Mr. Stroup, as CEO, provides strategic planning, general management experience, and in-depth knowledge of the Company, and, as a member of the Board, acts as an important liaison between management and the Company’s non-employee directors.

Our Board assesses on an ongoing basis the risks faced by the Company in executing its strategic plan. These risks include strategic, technological, competitive, and operational risks. The Audit Committee oversees the

Belden Inc. 2013 Proxy Statement	Page 11

process we use in performing our annual enterprise risk management (“ERM”) analysis (while the Board oversees the content of the analysis, management is responsible for the execution of the process and the development of the content).

Director Stock Ownership Policy

The Board’s policy requires that each non-employee director hold Company stock equal in value to five times his or her annual cash retainer (currently 5 times $65,000). Upon appointment, a member has five years to meet this requirement, but must meet interim goals during the five-year period of: 20% after one year; 40% after two years; 60% after three years; and 80% after four years. The in-the-money value of vested stock options and the value of unvested RSUs are included in making this determination at the higher of their grant date value or current market value. Each non-employee director meets either the full-period or interim-period holding requirement: Ms. Brown and Messrs. Aldrich, Balk, Cressey, Kalnasy, Monter and Rethore each meet 100% of the stock holding requirement. Mr. Minnich, who was appointed in May 2010, and Mr. Yoost, who was appointed in March 2011, each meet the two-year interim requirement.

DIRECTOR COMPENSATION

Each non-employee director receives a $65,000 annual cash retainer; a time-vested (twelve month) annual restricted share unit (“RSU”) award of $120,000 divided by the then-current share price; an additional $10,500 per year for the chair of the Audit Committee; an additional $5,500 per year to the chairs of the Compensation, Finance and Nominating and Corporate Governance Committees; an additional $5,500 per year to members of the Audit Committee and members of other committees who serve on more than one committee; and upon appointment, a non-employee director receives a time-vested RSU award of 2,500 shares, which vests equally over three years. At its March 2013 meeting, the Board approved increasing the compensation categories as follows, with such changes to take effect on May 1, 2013: annual cash retainer – $68,000; annual RSU grant – $126,000; audit committee chair – $11,000; other committee chairs – $5,800; and multiple committee chairs – $5,800.

The following table provides information on non-employee director compensation for 2012.

Director	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	All Other Compensation(4) ($)	Total ($)
David Aldrich	63,333	120,000	-	622	183,955
Lance C. Balk	74,000	120,000	-	11,991	205,991
Judy L. Brown	74,000	120,000	-	622	194,622
Bryan C. Cressey	68,667	120,000	-	622	189,289
Glenn Kalnasy	68,667	120,000	-	622	189,289
Mary S. McLeod	25,417	119,995	-	622	146,034
George Minnich	79,000	120,000	-	333	199,333
John M. Monter	74,000	120,000	-	622	194,622
Bernard G. Rethore	27,542	119,995	-	4,122	151,659
Dean Yoost	68,667	120,000	-	789	189,456

(1)	Amount of cash retainer and committee fees.

(2)

As required by the instructions for completing this column “Stock Awards,” amounts shown are the grant date fair value of stock awards granted during 2012. The assumptions used in calculating these amounts are described in Note 16: Share-Based Compensation, to the Company’s audited financial statements included in

Page 12	Belden Inc. 2013 Proxy Statement

the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. Each director other than Ms. McLeod and Mr. Rethore received 3,840 RSUs on May 31, 2012 that vest in one year. In connection with their retirement from the board, Ms. McLeod and Mr. Rethore each received a grant of 3,777 shares of Belden stock on May 30, 2012.

(3)	The aggregate number of option awards outstanding at the end of 2012. The unnamed directors hold no options.

Options Outstanding (#)
Balk	5,000
Cressey	3,750
Kalnasy	5,000

(4)	Amount of interest earned on deferred director fees and dividends paid on vested stock awards.

ITEM I – ELECTION OF NINE DIRECTORS

The Company has nine directors – Ms. Brown and Messrs. Aldrich, Balk, Cressey, Kalnasy, Minnich, Monter, Stroup and Yoost. The term of each director will expire at this annual meeting and the Board proposes that each of them be reelected for a new term of one year and until their successors are duly elected and qualified. Each nominee has consented to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

THE BELDEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NOMINATED SLATE OF DIRECTORS.

PUBLIC ACCOUNTING FIRM INFORMATION

ITEM II – RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013

The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013, and the Board of Directors has directed that management submit the appointment for ratification by the stockholders at the annual meeting. Ernst & Young has served as our registered public accounting firm since the 2004 merger of Belden Inc. and Cable Design Technologies Corporation, and prior to that served as Belden 1993 Inc.’s registered public accounting firm since it became a public company in 1993. A representative of the firm will be present at the annual meeting, will have an opportunity to make a statement, if they desire, and will be available to respond to appropriate questions.

We are not required to obtain stockholder ratification of the appointment of Ernst & Young as our independent registered public accounting firm. However, we are submitting the appointment to stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain Ernst & Young. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if they determine that such a change would be in our best interests and the best interests of our stockholders.

Belden Inc. 2013 Proxy Statement	Page 13

Fees to Independent Registered Public Accountants for 2012 and 2011

The following table presents fees for professional services rendered by EY for the audit of the Company’s annual financial statements and internal control over financial reporting for 2012 and 2011 as well as other permissible audit-related and tax services.

	2012	2011
Audit Fees	$2,691,710	$2,285,895
Audit-Related Fees	475,082	367,566
Tax Fees	623,966	194,448
All Other Fees	0	0
Total EY fees	$3,790,758	$2,847,909

“Audit fees” primarily represent amounts paid or expected to be paid for audits of the Company’s financial statements and internal control over financial reporting under SOX 404, review of SEC comment letters, reviews of SEC Forms 10-Q, Form S-8, Form 10-K and the proxy statement, and statutory audit requirements at certain non-U.S. locations.

“Audit-related fees” are primarily related to due diligence services on completed and potential acquisitions.

“Tax fees” for 2012 and 2011 are for domestic and international compliance totaling $95,053 and $58,112, respectively, and tax planning totaling $528,913 and $136,336, respectively.

In approving such services, the Audit Committee did not rely on the pre-approval waiver provisions of the applicable rules of the SEC.

Audit Committee’s Pre-Approval Policies and Procedures

Audit Fees: For 2012, the Committee reviewed and pre-approved the audit services and estimated fees for the year. Throughout the year, the Committee received project updates and, if appropriate, approved or ratified any amounts exceeding the original estimates.

Audit-Related and Non-Audit Services and Fees: Annually, and otherwise as necessary, the Committee reviews and pre-approves all audit-related and non-audit services and the estimated fees for such services. For recurring services, such as tax compliance and statutory filings, the Committee reviews and pre-approves the services and estimated total fees for such matters by category and location of service. The projected fees are updated quarterly and the Committee considers and, if appropriate, approves any amounts exceeding the original estimates.

For non-recurring services, such as special tax projects, due diligence, or other tax services, the Committee reviews and pre-approves the services and estimated fees by individual project. The projections are updated quarterly and the Committee reviews, and, if appropriate, approves any amounts exceeding the original estimates.

Should an engagement need pre-approval before the next Committee meeting, the Committee has delegated to the Committee Chair (or if he were unavailable, another Committee member) authority to grant such approval. Thereafter, the entire Committee will review such approval at its next quarterly meeting.

Report of the Audit Committee

The Audit Committee assists the Board in overseeing various matters, including: (i) the integrity of the Company’s financial statements; (ii) all material aspects of the Company’s financial reporting, internal accounting control, and audit functions; (iii) the qualifications and independence of the independent auditors; and (iv) the performance of the Company’s internal audit function and independent auditors.

Page 14	Belden Inc. 2013 Proxy Statement

The Audit Committee’s oversight includes reviewing with management the Company’s major financial risk exposures and the steps management has taken to monitor, mitigate, and control such exposures. Management has the responsibility for the implementation of these activities and is responsible for the Company’s internal controls, financial reporting process, compliance with laws and regulations, and the preparation and presentation of the Company’s financial statements.

Ernst & Young LLP (“EY”), the Company’s registered public accounting firm for 2012, is responsible for performing an independent audit of the consolidated financial statements and an audit of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) (“PCAOB”) and issuing reports with respect to these matters, including expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles.

In connection with the Company’s December 31, 2012 financial statements, the Committee: (i) has reviewed and discussed the audited financial statements with management (including management’s assessment of the effectiveness of the Company’s internal control over financial reporting and EY’s audit of the Company’s internal control over financial reporting for 2012); (ii) has discussed with EY the matters required to be discussed under current auditing standards; and (iii) has received and discussed with EY the written disclosures and letter from EY required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with EY their independence from the Company.

As part of such discussions, the Committee has considered whether the provision of services provided by EY, not related to the audit of the consolidated financial statements and internal control over financial reporting referred to above or to the reviews of the interim consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, is compatible with maintaining EY’s independence. (Above is a report on audit fees, audit-related fees and tax fees the Company paid EY for services performed in 2012 and 2011.) The Committee has concluded that EY’s provision of non-audit services to the Company and its subsidiaries is compatible with their independence.

Based on these reviews and discussions, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for 2012.

Audit Committee

    George Minnich (Chair)

    Judy L. Brown

    Dean Yoost

THE BELDEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

RATIFICATION OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT REGISTERED

ACCOUNTING FIRM.

Belden Inc. 2013 Proxy Statement	Page 15

OWNERSHIP INFORMATION

EQUITY COMPENSATION PLAN INFORMATION ON DECEMBER 31, 2012

Plan Category	A		B	C
	Number of Securities to be Issued Upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders (1)	2,843,682	(2)	31.4863	3,425,213.40 (3)
Equity Compensation Plans Not Approved by Stockholders (4)	295,091	(5)	19.9300	0
Total	3,138,773			3,425,213.40

(1)	Consists of the Belden Inc. 2003 Long-Term Incentive Plan (the “2003 Plan”); the Cable Design Technologies Corporation 2001 Long-Term Performance Incentive Plan (the “2001 Plan”); and the Belden Inc. 2011 Long Term Incentive Plan (the “2011 Plan”). The 2001 Plan has expired, but stock option and restricted stock awards remain outstanding under these plans. No further awards can be issued under the 2003 Plan.

(2)	Consists of 3,832 shares under the 2003 Plan; 2,261,500 shares under the 2001 Plan; and 578,350 shares under the 2011 Plan. All of these shares pertain to outstanding stock options or stock appreciation rights (“SARs”). Because the issued shares resulting from SAR exercises only represent the share appreciation between the grant date and exercise date, after any applicable tax withholding, SARs are much less dilutive to our stockholders than stock options. Of the 3,138,773 awards displayed in column A, 2,606,217 are SARs and 532,556 are stock options.

(3)	Consists of 3,425,213.40 shares under the 2011 Plan. Pursuant to the flexible share authorization nature of the 2011 Plan, full-value awards (e.g., restricted stock units, performance share units, other stock-based awards) count against the share authorization at a rate of 1.90 to 1. Stock options, SARs and other non-full-value awards count against the share authorization at a rate of 1 to 1. We subtract awards from the share reserve at the time of grant, as opposed to the time of issuance, as we feel this gives us a more accurate picture of our remaining reserve. Awards cancelled prior to vesting or exercise, as the case may be, are added back to the reserve in accordance with the 2011 Plan document.

(4)	Refers to the Executive Employment Agreement between the Company and John Stroup dated September 26, 2005 (the “Employment Agreement”). Mr. Stroup’s Employment Agreement, effective October 31, 2005, provided for, among other things, the award to Mr. Stroup of 451,580 stock options to compensate him for the “in the money” value of his unvested options that he forfeited upon leaving his prior employer and as a further inducement to leave his prior employment. 100,000 of Mr. Stroup’s stock options were granted under the 2001 Plan; the remaining stock options were granted outside of any long-term incentive plan. Starting in 2006, Mr. Stroup began participating in the Company’s long-term incentive plans.

(5)	Shares under Mr. Stroup’s Employment Agreement.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the Securities and Exchange Commission and other reports submitted by our directors and officers, we believe that all of our directors and executive officers complied during 2012 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, with two exceptions. In January 2013, we discovered some discrepancies between our records and those of Glenn Kalnasy. We were unable to identify the root cause of the discrepancy but determined that it pre-dated the 2004 merger of Belden Inc. and Cable Design Technologies. On January 2, 2013, we filed a corrective Form 4 to match the public record with reality. On February 19, 2013, an account reconciliation for Denis Suggs led to the discovery that a Form 4 was not filed when the vesting of restricted stock units on June 11, 2012 led to the forfeiture of 2,165 shares of common stock previously reported as beneficially owned. This correction was reported on a Form 4 filed on February 19, 2013.

Page 16	Belden Inc. 2013 Proxy Statement

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of Belden common stock beneficially owned (unless otherwise indicated) by our directors, the executive officers named in the Summary Compensation Table below and the directors and executive officers as a group. Except as otherwise noted, all information is as of April 4, 2013.

BENEFICIAL OWNERSHIP TABLE OF DIRECTORS, NOMINEES AND

EXECUTIVE OFFICERS

Name	Number of Shares Beneficially Owned(1)(2)		Acquirable Within 60 Days(3)		Percent of Class Outstanding(4)
David Aldrich	25,368		-		*
Lance Balk	76,972		-		*
Steve Biegacki	15,149		74,961		*
Judy L. Brown	23,335		-		*
Bryan C. Cressey	153,521		-		*
Henk Derksen	7,507		41,960		*
Christoph Gusenleitner	8,900		35,820		*
Glenn Kalnasy	28,751		3,000		*
George Minnich	14,100		-		*
John M. Monter(5)	93,463		-		*
John Stroup	144,796	(6)	988,784	(7)	*
Denis Suggs	17,519		102,662		*
Dean Yoost	11,402		-		*
All directors and executive officers as a group (17 persons)	683,460		1,400,919		1.17%

*	Less than one percent

(1)	The number of shares includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. Mr. Cressey’s number does not include shares held by the Bryan and Christina Cressey Foundation. Mr. Cressey is the President of the foundation but disclaims any beneficial ownership of shares owned by the foundation.

(2)	The number of shares shown for Messrs. Minnich and Yoost include 833 unvested RSUs from their respective dates of appointment to the Board in May 2010 and March 2011. For each of Ms. Brown and Messrs. Aldrich, Balk, Cressey, Kalnasy, Monter and Yoost, the number of shares includes unvested RSUs of 3,840 awarded to them in May 2012. For each of Messrs. Aldrich, Balk, Kalnasy and Minnich, the number of shares includes awards, the receipt of which has been deferred pursuant to the 2004 Belden Inc. Non-Employee Director Deferred Compensation Plan as follows: Mr. Aldrich – 1,489; Mr. Balk – 20,916; Mr. Kalnasy – 16,268; and Mr. Minnich – 6,952. For executive officers, the number of shares includes unvested RSUs granted under the Company’s long-term incentive plans, as follows: Mr. Stroup – 35,632; Mr. Biegacki – 12,019; Mr. Derksen – 5,490; Mr. Gusenleitner – 5,797; Mr. Suggs – 14,201; and all executive officers as a group – 92,529.

(3)

Reflects the number of shares that could be purchased by exercise of stock options and the number of SARs that are exercisable at April 4, 2013, or within 60 days thereafter, under the Company’s long-term incentive plans. Upon exercise of a SAR, the holder would receive the difference between the market

Belden Inc. 2013 Proxy Statement	Page 17

price of Belden shares on the date of exercise and the exercise price paid in the form of Belden shares. This column includes stock options and SARs that are exercisable without regard to whether the current market price of Belden common stock is greater than the applicable exercise price.

(4)	Represents the total of the “Number of Shares Beneficially Owned” column (excluding RSUs, which do not have voting rights before vesting) divided by the number of shares outstanding at April 4, 2013 – 44,023,109.

(5)	Includes 45,808 shares held in spouse’s trust, 5,044 shares held in child’s trust, 5,039 shares held in another child’s trust and 22,320 shares held in charitable remainder unitrust.

(6)	Includes 4,063 shares held in trust for children and 86,555 shares held in a family trust.

(7)	Includes 313,500 SARs held in trust for estate planning purposes.

Page 18	Belden Inc. 2013 Proxy Statement

BENEFICIAL OWNERSHIP TABLE OF STOCKHOLDERS OWNING MORE THAN FIVE PERCENT

The following table shows information regarding those stockholders known to the Company to beneficially own more than 5% of the outstanding Belden shares as of December 31, 2012.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Common Stock(1)
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	3,353,995	(2)	7.59%
Frontier Capital Management Co., LLC 99 Summer Street Boston, Massachusetts 02110	2,534,647	(3)	5.74%
Invesco Ltd. Invesco Advisers, Inc. Invesco Investment Advisers, LLC Invesco PowerShares Capital Management Invesco National Trust Company (collectively, the “Invesco Group”) 1555 Peachtree Street NE Atlanta, Georgia 30309	2,703,447	(4)	6.12%
The Vanguard Group, Inc. Vanguard Fiduciary Trust Company (collectively, the “Vanguard Group”) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	2,568,663	(5)	5.82%
Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02109	5,727,208	(6)	12.97%

(1)	Based on 44,168,434 shares outstanding on December 31, 2012.

(2)	Information based on Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 8, 2013, reporting sole voting power over 3,353,995 shares and sole dispositive power over 3,353,995 shares.

(3)	Information based on Schedule 13G filed with the SEC by Frontier Capital Management Co., LLC on February 14, 2013, reporting sole voting power over 1,643,056 shares and sole dispositive power over 2,534,647 shares.

(4)	Information based on Schedule 13G filed with the SEC by the Invesco Group on January 31, 2013, reporting sole voting power over 2,605,117 shares and sole dispositive power over 2,696,644 shares.

(5)	Information based on Schedule 13G filed with the SEC by the Vanguard Group on February 11, 2013, reporting sole voting power over 63,991 shares, sole dispositive power over 2,506,672 and shared dispositive power over 61,991 shares.

(6)	Information based on Schedule 13G/A filed with the SEC by Wellington Management Company, LLP on February 14, 2013, reporting shared voting power over 4,698,614 shares and shared dispositive power over 5,727,208 shares.

Belden Inc. 2013 Proxy Statement	Page 19

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

A NOTE FROM THE BELDEN COMPENSATION COMMITTEE

Valued Belden Stockholders:

The Committee would like to thank Belden’s stockholders for their support in 2012. The fact that our Say-on-Pay proposal was supported by over 97% of the voted shares means to us that: (1) the stockholders understand and support the Company’s strategy, (2) the stockholders believe in the management team and agree that the compensation structure is well aligned with Company performance and (3) that there is an open line of communication between management and stockholders. This engagement with the investment community was better than ever in 2012 and our Say-on-Pay support is a testament to strong execution on this priority.

2012 was an exciting year at Belden. In a challenging environment for economic growth, the Company executed four major inorganic actions in the second half of the year to complete the transformation from a wire and cable manufacturer to a global signal transmission solutions provider. 2013 will begin a new chapter for the Company and will provide expanded opportunities for value creation.

We reaffirm our primary duty to ensure that the Company is doing what is in the long term best interests of Belden stockholders. As Belden begins this new era, we will remain active in ensuring that the Company’s compensation programs are consistent with the Belden value of continuous improvement. We hope that after reviewing the materials that follow, you will continue to agree that we are doing our job of aligning pay with performance.

Therefore, we request your support for Belden’s Say-on-Pay proposal this year. If at any time you would like to discuss the compensation program, Belden management is available to address your questions. Thank you for your consideration.

The Belden Inc. Compensation Committee

GLENN KALNASY, CHAIR	DAVID ALDRICH	JOHN MONTER

I.      Introduction

In this section, we discuss our compensation program as it pertains to our chief executive officer, our chief financial officer, and our three other most highly compensated executive officers who were serving at the end of 2012. We refer to these five persons throughout as the “named executive officers” or our “NEOs.”

For 2012, our named executive officers were:

John Stroup	President and Chief Executive Officer
Henk Derksen	Senior Vice President, Finance, and Chief Financial Officer
Steve Biegacki	Senior Vice President, Global Sales and Marketing
Christoph Gusenleitner	Executive Vice President, EMEA Operations and Global Connectivity Products
Denis Suggs	Executive Vice President, Americas Operations and Global Cable Products

II.      Executive Summary

2012 was a tale of two halves for Belden. We entered the year challenged by slow growth in the developed economies, continuing instability in Europe and a hypercompetitive M&A market. The business functioned well in the first half despite the headwinds, but we were clearly not satisfied. While equally challenging, the second

Page 20	Belden Inc. 2013 Proxy Statement

half brought fresh opportunities. In July, we acquired Miranda Technologies, a world leader in broadcast infrastructure solutions. In December, we acquired PPC Broadband, a global leader in broadband connectivity. These acquisitions, along with our Telecast Fiber division, give Belden the most comprehensive portfolio of broadcast solutions, from audio and video content creation, capture and aggregation, through delivery and playout, whether it be on tablets and other mobile devices or through high-definition televisions displaying traditional cable and satellite signals. Additionally, prior to year-end, we were able to execute on the strategic divestitures of the Thermax/Raydex aerospace and defense unit and of our consumer electronics assets in China. Some other financial highlights included:

•	A total stockholder return for 2012 of 35.9%.

•	A restructuring of our long-term debt, effectively replacing $550 million of notes, with an average interest rate of approximately 7.8%, with $700 million of 5.5% notes maturing in 2022.

•	The repurchase of $75 million of Belden stock at an average price of $36.20, or 25.5% below our record date closing price of $48.61 per share.

As we exited 2012, despite a continued environment of slow growth in many countries and the U.S. political instability caused by the “fiscal cliff” debate, our acceleration of inorganic activities completed the transformation on which we embarked in 2005, and positioned Belden strongly for the next phase, the evolution of the business into four distinct global business platforms: Industrial Connectivity Solutions, Industrial IT Solutions, Enterprise Connectivity Solutions and Broadcast Solutions.

The Company’s 2012 overall financial results and the individual performance of our NEOs are discussed under Annual Cash Incentive Plan Awards beginning on page 26.

Some of the compensation-related highlights since our last proxy statement include:

•

Continued economic uncertainty led to the decision to utilize two six-month periods for the establishment of performance targets under our annual cash incentive program (“ACIP”). This allowed management to set second half targets that kept our associates properly incentivized to deliver a solid close to the year.

•

As discussed previously, in 2010, in order to encourage retention, we awarded each eligible participant in the long term incentive program (“LTIP”) a three-year grant of restricted stock units (“RSUs”), 50% of which would vest in three years, 25% in four years and 25% in five years. Therefore, these participants did not receive annual RSU grants in 2011 and 2012 unless they were promoted within the organization. Two NEOs received a 2012 RSU grant, one in recognition of a promotion and one as a long term retention tool. Another year without widespread RSU grants allowed our 2012 equity award burn rate to be 1.62%, lowering our three-year average burn rate to 2.32%, well within the guidelines for our industry group established by Institutional Shareholder Services Inc. (“ISS”).

•	In our continual efforts to employ best practices, the Compensation Committee implemented the following changes to the compensation program:

o	As discussed further below, the personal performance factor multiplier on the ACIP was eliminated for the Chief Executive Officer;

o	Starting in 2013, executive officers are no longer permitted to choose the long term cash incentive option in the LTIP. All awards are share-based to more strongly align interests with stockholders; and

o	Also starting in 2013, performance stock units will be measured based on two performance measures instead of one.

Belden Inc. 2013 Proxy Statement	Page 21

These new features enhanced a compensation program, which already had the following stockholder-friendly components:

•	No tax gross-ups on perquisites and no change-in-control-related excise tax gross-ups in employment agreements entered into in or after 2010.

•	Double trigger change-in-control severance provisions in employment agreements.

•	No history of option repricing or cash buyouts of underwater options.

•	Equity plans do not have evergreen share authorizations and do not allow for aggressive share recycling.

•	Robust director and officer ownership guidelines, including six times annual base salary for the Chief Executive Officer.

•	No guaranteed ACIP or LTIP awards for officers. Both plans also contain award caps.

III.      2012 Say-on-Pay Review

As discussed in our 2012 proxy statement, the approval rate of less than 70% for our first say-on-pay proposal in 2011 led to an unprecedented level of outreach to stockholders and the major stockholder advisory firms. This engagement effort was overwhelmingly successful. With 94.06% of our shares voting on the issue, we received 97.54% in favor of the proposal, with only 1.01% opposing and 1.45% abstaining.

While clearly a positive outcome, we will not rest. We will continue to engage with stockholders on this important issue and are available to answer any questions or discuss any concerns leading up to our Annual Meeting. If you would like to discuss these matters with management, please feel free to reach out to us as described on page 1.

IV.      Compensation Objectives and Elements

A.      Objectives

Belden’s executive compensation program is designed to support the interests of stockholders by rewarding executives for achievement of the Company’s specific business objectives, which in 2012 were net income from continuing operations, operating income, operating working capital turns and organic growth. The overarching principles of the program are:

•

Maximizing stockholder value by allocating a significant percentage of compensation to performance-based pay that is dependent upon achievement of the Company’s performance goals, without encouraging excessive or unnecessary risk taking.

•

Aligning executives’ interests with stockholder interests by providing significant stock-based compensation and expecting executives to hold the stock they earn in compliance with our ownership guidelines.

•	Attracting and retaining talented executives by providing competitive compensation opportunities.

•	Rewarding overall corporate results while recognizing individual contributions.

Page 22	Belden Inc. 2013 Proxy Statement

B.        Elements

Below is an illustration of Belden’s compensation program. Individual compensation packages and the mix of base salary, annual cash incentive opportunity and long-term equity incentive compensation for each NEO varies depending upon the executive’s level of responsibilities, potential, performance and tenure with the Company. Each of the elements shown below is designed for a specific purpose, with the overall goal of achieving a high and sustainable level of Company and individual performance. The percentage of total compensation that is performance-based and therefore at risk generally increases as an officer’s level of responsibilities increases. Approximately 73% of Mr. Stroup’s 2012 compensation was performance-based compensation. The chart below is not to scale for any particular named executive officer.

Additionally, the Company provides competitive retirement and benefit programs and limited perquisites as described under Compensation Policies and Other Considerations.

C.      Pay for Performance Philosophy

One of Belden’s main strategic priorities is our talent management program. We seek to hire and retain high performing and high potential managers to both drive performance today and build a dependable bench of successors for the future. This philosophy includes both compensating these managers well when we achieve our performance goals as well as placing large portions of management compensation at risk if the Company underperforms.

We believe that this philosophy has provided an appropriate balance to drive continuous improvement while retaining high performers through challenging times. More importantly, we believe the incentives we provide for achievement without rewarding under-performance aligns the interests of our managers closely with those of our investors, which is the main objective.

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D.      Compensation Design

Role of Compensation Consultant

The Compensation Committee has retained Deloitte Consulting LLP (“Deloitte”) as its independent compensation consultant. Deloitte reports directly to the Committee. The Committee generally relies on Deloitte to provide it with comparison group benchmarking data and information as to market practices and trends, and to provide advice on key Committee decisions.

In 2012, Deloitte provided advice to the Compensation Committee and management in connection with a proposed new long-term incentive compensation program, the composition of peer companies we use for benchmarking purposes, the design of our annual cash incentive and long-term incentive programs, and our executive employment agreements. For their compensation consulting in 2012, we paid Deloitte $164,462.

In 2012, our financial management engaged Deloitte to perform other services involving internal controls auditing, tax consulting and acquisition due diligence. For these non-compensation related services, we paid Deloitte $1,536,414. The Compensation Committee did not approve these charges prior to their incurrence, but considered them in connection with Deloitte’s retention for 2013. Given the nature and scope of these other services, the Compensation Committee does not believe this work had any impact on the independence of our independent consultant.

Benchmarking and Survey Data

In determining total compensation levels for our NEOs, the Compensation Committee reviews market trends in executive compensation and a competitive analysis prepared by Deloitte, which compares our executive compensation to both the companies in the comparator group described below and to broader market survey data. The Committee also considers other available market survey data on executive compensation philosophy, strategy and design. The Company’s compensation philosophy is to target base salaries at the 50th percentile of the competitive market. As discussed above, at-risk incentive compensation components have the potential to reward our executives at levels above industry medians, but only when the Company is outperforming the industry.

The Committee chose our comparator group from companies in the primary industry segments in which the Company operates that had similar annual revenues and market capitalizations.

The comparator group companies for 2012 were as follows:

Acuity Brands, Inc.	Hexcel Corporation	Pentair, Inc.
Anixter International Inc.	Hubbell Incorporated	Regal Beloit Corporation
A.O. Smith Corporation	IDEX Corporation	Roper Industries, Inc.
Carlisle Companies Incorporated	JDS Uniphase Corporation
General Cable Corporation	Molex Incorporated

A prior member of the comparator group, Thomas & Betts Corporation, was acquired early in 2012 and thus dropped out of the group. Pentair, Inc. was acquired at the end of 2012 and will not be in the comparator group for 2013. At its March 2013 meeting, the Committee approved the addition of the following companies to the comparator group for 2013: Amphenol Corporation, Curtiss-Wright Corporation and Wesco International, Inc.

The Committee considers the comparator group competitive pay analysis and survey data as a frame of reference in making its pay decisions. The approach to pay decisions is not formulaic and the Committee, based on advice from Deloitte, exercises judgment in making them.

Each year, the Committee reviews the performance evaluations and pay recommendations for the named executive officers and the other senior executives. The Compensation Committee, with input from the Board, meets in executive session without the CEO present to review the CEO’s performance and set his compensation.

Page 24	Belden Inc. 2013 Proxy Statement

In its most recent review in March 2013, the Committee concluded that the total direct compensation of executive officers, with respect to compensation levels, as well as structure, remained consistent with our compensation design and objectives.

V.      2012 Compensation Analysis

A.      Base Salary Adjustments

Salaries of executive officers are reviewed annually and at the time of a promotion or other change in responsibilities. Increases in salary are based on a review of the individual’s performance, the competitive market, the individual’s experience and internal equity. For executives who earn a composite individual performance score of 3 or more, base salaries may be adjusted using a merit salary increase matrix, discussed below. An executive who scores less than 3 and fails to improve his or her performance may be subject to disciplinary action, including dismissal.

The executive is scored on our merit salary increase matrix that is annually reviewed and, if appropriate, revised to reflect the competitive market based on the salary survey data noted above. The Committee reviews the merit budget and salary increase matrix. The executive’s salary is classified based on three categories: below market, market and above market. Company-wide, the ranking system is designed to take the form of a normal distribution, as follows:

1 – Least Effective – At least 5% of workforce

2 – Needs Improvement – At least 10% of workforce

3 – Effective-Consistently Meets Expectations – 50% to 70% of workforce

4 – Highly Valued – Combined with ‘5’, no more than 15% of workforce

5 – Exceptional – No more than 5% of workforce

2012 Merit Increase Guidelines for U.S. Employees (including all of the Named Executive Officers)

Current Salary	Current Salary as a % of Midpoint	1 Least Effective	2 Needs Improvement	3 Effective	4 Highly Valued	5 Exceptional
Above Market	106-120%	0%	0%	0-2%	2-4%	3-5%
Market	95-105%	0%	0%	0-3%	4-6%	6-8%
Below Market	80-94%	0%	0%	3-5%	6-8%	8-10%

The timing and amount of any salary adjustment will be based on the executive’s annual overall performance ranking and whether the executive falls “below,” “at” or “above” market as compared to the applicable survey data noted above.

For example, an executive with an overall ranking of “5” who is “above market” will receive a lower salary increase than an executive with a ranking of “5” who is “below market”.

The named executive officers’ salaries are provided in the following table (salary for Mr. Gusenleitner was converted to U.S. dollars based on the Oanda one-year average exchange rate ending on December 31, 2012):

Name	Annual Base Salary at December 31, 2012
Mr. Stroup	$800,000
Mr. Biegacki	$327,100
Mr. Derksen	$420,000
Mr. Gusenleitner	$364,781
Mr. Suggs	$491,400

Belden Inc. 2013 Proxy Statement	Page 25

B. Annual Cash Incentive Plan Awards

Executive officers participate in our annual cash incentive plan. Overall, we had 1,070 employees participate in the plan’s 2012 performance offering. Under the plan, participants earn cash awards based on the achievement of Company and individual performance goals. For 2012, the amount paid under the plan to all participants was $14,154,619 or approximately 7% of adjusted net income before ACIP expense. This compares to approximately 8%, 12% and 15% in 2011, 2010 and 2009, respectively, as shown below:

(Dollar amounts in thousands)	2012	2011	2010	2009
(Adjusted) Net Income	$128,630	$114,345	$84,605	$54,427
Tax effected ACIP Expense (assuming 30% rate) (a)	$9,909	$10,084	$11,032	$9,260
Adjusted Net Income Before ACIP Expense (b)	$138,539	$124,429	$95,637	$63,687
Reflected as a percentage (a divided by b)	7.15%	8.10%	11.54%	14.54%
Form 8-K in which adjusted net income is reconciled to GAAP net income	February 7, 2013	N/A	February 3, 2011	February 4, 2010

A participant’s award (other than the CEO) is computed using the following formula:

ACIP Award = Base Salary X Target Percentage X Financial Factor X Personal Performance Factor

In 2012, based on the fact that Mr. Stroup’s personal performance factor (“PPF”) had consistently been equal to or greater than 1.0, the Compensation Committee removed the component from the calculation of Mr. Stroup’s ACIP award. The Committee desired to avoid any perception that the PPF was simply serving as a second multiplier to Mr. Stroup’s award. Given his direct reporting relationship to the Board, the Committee is comfortable that Mr. Stroup is accountable without the need of the additional lever to adjust his ACIP award downward or upward. In other words, the Company’s performance, reflected by the financial factor, is Mr. Stroup’s personal performance.

Target Percentages

For 2012, each NEO’s ACIP Target Percentages were as follows: Mr. Stroup – 130% and Messrs. Biegacki, Derksen, Gusenleitner and Suggs – 70%.

Financial Factors

As stated above, performance targets for calculating the Financial Factors were based on net income from continuing operations, operating income, operating working capital turns and organic growth. In order to ensure that we are rewarding performance that drives stockholder value, these factors flow from and support the strategic financial goals we communicate to our investors.

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Performance Factor Determination and Adjustments

The performance factors we use that make up the Financial Factor support our short- and long-range business objectives and strategy. We have selected multiple factors because we believe no one metric is sufficient to capture the performance we are seeking to achieve and any one metric in isolation may not promote appropriate management performance. Management and the Board continue to believe that net income from continuing operations is the financial metric most clearly aligned with the enhancement of stockholder value. Therefore, it is weighed the most heavily as a consolidated performance target. However, as shown above, operating income is a metric important to how our investors view us. It was therefore added as a component of the consolidated Financial Factor for 2011. Organic growth and working capital turns remain important measures of our ability to execute on Lean manufacturing techniques and the Belden Market Delivery System.

Each NEO’s list of applicable factors and weighting among factors differs based on geographic or operational responsibilities (see table below). Based on their responsibilities for global operations as the CEO, CFO and SVP of Global Sales and Marketing, Messrs. Stroup, Derksen and Biegacki’s respective performance was measured on consolidated performance factors. As the EVP of the Europe, Middle East and Africa (“EMEA”) operations, Mr. Gusenleitner’s performance was measured based on a 50/50 split between consolidated performance factors and local EMEA performance factors. As the EVP of the Americas operations, Mr. Suggs’ performance was measured based on a 50/50 split between consolidated performance factors and local Americas’ performance factors. The applicable factors and weighting percentages are set prior to each performance period.

In setting performance goals, we consider our annual and long-range business plans and factors such as our past variance to targeted performance, economic and industry conditions, and our industry performance. We set challenging, realistic goals that will motivate performance within the top quartile of our comparator group. We recognize that the metrics may need to change over time to reflect new priorities and, accordingly, review these performance metrics at the beginning of each performance period.

In the first half of 2012, thresholds and targets of the performance factors that make up the Financial Factor were set to challenge management to grow the company in a low growth environment. The first half 2012 target for the consolidated net income from continuing operations component of the Financial Factor (annualized) was over 15% higher than the actual performance in 2011. Likewise, the annualized target for consolidated operating income was approximately 19% in excess of actual 2011 performance. Working capital turns thresholds and targets were set at a level consistent with 2011 performance, reflective of the maturity of our Lean manufacturing journey. Organic growth targets continued to be derived from the rates of growth necessary to place us in the top quartile of our comparator group. Similarly, the divisional level thresholds and targets were set at levels that, if

Belden Inc. 2013 Proxy Statement	Page 27

achieved, would reflect noticeably improved performance. Given the flat outlook at mid-year, generally the thresholds and targets for the second half of the year were refined with slight increases and decreases. The organic growth targets were the exception. The challenging growth environment led the Committee to adjust these thresholds and targets down materially to levels that could feasibly be achieved, in order to continue to motivate and incentivize management to invest time and resources to this metric.

Any Financial Factor exceeding 2.0 requires Compensation Committee approval and individual awards may not exceed the lesser of three times the individual’s target ACIP amount or $5 million per year. As in 2011, if the consolidated net income factor or a divisional operating income factor did not achieve at least threshold performance, this would result in a total Financial Factor of 0. Additionally, organic growth scores were capped at 2.0.

Consistent with the terms of the annual cash incentive plan, the performance factors were adjusted to reflect certain unusual events that occurred during the year. These adjustments can result in either increases or decreases in performance factors and in 2012 primarily concerned purchase accounting effects of acquisitions, restructuring of the Company’s operations, one-time costs related to our debt restructuring, as well as some income tax adjustments. The Compensation Committee and the Audit Committee meet jointly to analyze and approve the adjustments recommended by management. The Committees believed it was appropriate to adjust the financial results for these matters to eliminate the potential for managers delaying strategic decisions beneficial to the Company in the long term (e.g., restructuring) because of the impact of those decisions on short-term financial metrics or to benefit from favorable one-time adjustments.

For each individual performance factor, threshold and target amounts are set by the Compensation Committee. Actual performance at the threshold level is reflected with a Financial Factor score of 0.5 and actual performance at the target level is reflected with a Financial Factor score of 1.0, with performance between the two levels and above target scored on a linear basis. Actual performance below the threshold results in a Financial Factor score of 0.

The performance factor definitions, thresholds, targets and actual results, as well as the applicable weighting and calculations for each NEO are contained in Appendix I, which is incorporated herein by this reference. The applicable 2012 first-half and second-half Financial Factor for the NEOs is as follows:

Named Executive Officer	First-Half Financial Factor	Second-Half Financial Factor
Mr. Stroup	0.77	0.99
Mr. Derksen	0.77	0.99
Mr. Biegacki	0.77	0.99
Mr. Gusenleitner	0.82	0.98
Mr. Suggs	0.88	0.98

Personal Performance Factor

Each named executive officer other than Mr. Stroup establishes annual personal performance objectives. As discussed above, the Committee feels that the consolidated Financial Factor is the best reflection of Mr. Stroup’s personal performance. The other NEO’s objectives are agreed upon between the NEO and Mr. Stroup. At the end of the year, the parties measure progress relative to the objectives. Mr. Stroup scores each NEO on a scale of 0.5 to 1.5, which we refer to as the NEO’s Personal Performance Factor (“PPF”).

The personal performance goals reflected in the Personal Performance Factor measure the attainment of short- and long-term goals that often are in furtherance of achieving objectives set out in our three-year strategic plan. Personal performance goals can be qualitative in nature and the determination of the NEO’s degree of attainment of them generally requires the judgment of Mr. Stroup.

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As a general rule, the higher in the organizational structure that one sits, the more global in scope are his or her personal objectives. Mr. Derksen, as the CFO, had objectives in the areas of talent management and investor relations, but also focused other objectives on areas specific to the finance function, e.g., liquidity, accounting, tax and capital structure. As the global head of the sales function, Mr. Biegacki had objectives relating to sales growth, channel management and vertical marketing, with a particular focus on the Asia Pacific region. As the EVPs of two of Belden’s geographical segments, the objectives of Messrs. Gusentleitner and Suggs were supportive of the Company’s global goals, but focused within their respective business units. Their objectives related to the areas of organic growth, talent management, Lean manufacturing and the institution of the Belden Market Delivery System in their respective business units.

The 2012 Personal Performance Factors for the NEOs ranged from 0.90 to 1.20.

Annual Cash Incentive Plan Payouts

Based on the preceding discussion, each NEO’s annual cash incentive plan awards were as follows:

NEO	First-Half ACIP Award	Second-Half ACIP Award	Total ACIP Award(1)	Percentage of Target
John Stroup	$400,400	$514,800	$915,200	88.0%
Henk Derksen	$134,696	$173,181	$307,880	104.7%
Steve Biegacki	$79,338	$102,006	$181,340	79.2%
Christoph Gusenleitner(2)	$109,927	$131,376	$241,306	94.5%
Denis Suggs	$181,621	$202,260	$383,880	111.6%

(1)	For administrative convenience, the final payouts are rounded to the nearest ten dollar amount. Mr. Gusenleitner’s award was rounded to the nearest ten euro amount.

(2)	Mr. Gusenleitner’s ACIP payout is made in Euros. The information was converted to U.S. dollars based on the Oanda one-year average exchange rate ending on December 31, 2012.

C.      Performance-Based Equity Awards

Our long-term equity incentive plan is designed to align the financial interests of our executives and our stockholders by providing executives with a continuing stake in the long-term success of the company. In addition, with grants of SARs that have value only if Belden’s stock price increases, the plan emphasizes Pay-for-Performance. For 2012, executive officers other than Mr. Stroup received 75% of their LTI Value (discussed below) under the plan in the form of SARs. The remaining 25% was deemed to have been received through the award of a three-year grant of performance-based RSUs in 2010.

Individual performance, the competitive market, executive experience and internal equity were factors used to determine the total dollar value of SARs and RSUs granted to each executive officer in 2012, which we refer to as the “Long-Term Incentive Value”, or “LTI Value”.

LTI Value

We use the following matrix to determine the LTI as a percentage of base salary for each officer:

PPF	0.85 – 1.15	1.16 – 1.50
Percentage of Target LTI	70% – 120%	100% – 190%

An officer did not receive an equity award in 2012 if his or her 2011 Personal Performance Factor was less than 0.85. Mr. Stroup does not have a target LTI percentage or a Personal Performance Factor. At its March 2012 meeting, the Compensation Committee awarded Mr. Stroup SARs valued at approximately $2.5 million, or approximately 300% of base salary. Messrs. Derksen, Biegacki, Gusenleitner and Suggs each have a Target LTI percentage of 120%.

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To illustrate the LTI value matrix, assume a base salary of $200,000 and a Target LTI percentage of 50%. The Target LTI is $100,000. Assuming the officer’s PPF is 1.0, he or she would receive equity valued between $70,000 and $120,000. If the same officer’s PPF is 1.20, he or she would receive equity valued between $100,000 and $190,000. The exact amount granted within the range for each individual is at the discretion of the individual’s immediate supervisor.

We use the Black-Scholes-Merton (“Black-Scholes”) option pricing formula to calculate SAR values. The intended grant date value is then allocated as follows:

SARs = (LTI Value – (25% of Target LTI Value)) divided by the Black-Scholes value of a Belden SAR.

The SARs provide a material incentive for executives to increase the Company’s share price increases during their ten-year term, and they serve as a retention tool because they take three years to fully vest.

Beginning in 2010, participants were provided the option of electing to receive up to 50% of the SAR component, or up to 37.5% of their LTI Value in a long-term cash award. The percentage they select multiplied by their LTI Value becomes their Cash Target amount. The Maximum Payout is then determined pursuant to the following formula:

Maximum Payout = Cash Target X (AFF + (0.5 X (0.20 – SD)))

It is referred to as a Maximum Payout because the Compensation Committee can exercise negative discretion prior to approving the final payout. AFF is the average annual Financial Factor for the three-year period starting with the year in which the grant date occurs. SD is the standard deviation of the three Financial Factors. The award encourages retention through its three-year term and is designed to reward good Company performance, but also consistent Company performance.

No NEO selected a cash award in 2012. Beginning in 2013, executive officers are no longer eligible to elect cash-based awards.

At its March 2012 meeting, the Compensation Committee approved equity award grants in the form of 592,380 SARs and 34,870 RSUs to over 250 employees. The table below shows the total 2012 grants of SARs and RSUs to the named executive officers.

2012 Equity Awards to NEOs

NEO	SARs(1)	RSUs
Mr. Stroup	130,600	-
Mr Derksen	24,810	990
Mr. Biegacki	40,220	7,230
Mr. Gusenleitner	22,550	-
Mr. Suggs	35,180	-

(1)	The Committee granted the listed SARs to Messrs. Stroup, Derksen, Guesenleitner and Suggs at the closing price of Belden stock on February 27, 2012 ($39.83), the grant date of the awards. For Mr. Biegacki, 26,660 SARs were granted on February 27, 2012 and 13,560 SARs were granted at the closing price of Belden stock on October 1, 2012 ($37.13).

Page 30	Belden Inc. 2013 Proxy Statement

VI.            Compensation Policies and Other Considerations

Stock Ownership Guidelines

To align their interests with those of the Company’s stockholders, Company officers who are required to report their holdings of Belden stock to the Securities and Exchange Commission must hold stock whose value is at least three times their annual base salary (six times in the case of Mr. Stroup). Officers have five years from May 2005 (the date the guidelines were implemented or, if later, five years from becoming an officer) to acquire the appropriate shareholdings. In addition, officers must make interim progress toward the ownership requirement during the five year period—20% after one year, 40% after two years, 60% after three years and 80% after four years. For purposes of determining ownership, unvested RSUs and the value of vested but unexercised, in-the-money options and SARs are included. For calculation purposes, the Company will use the higher of the current trading price or the acquisition price. As of April 4, 2013 (our record date for the annual meeting), each of the named executive officers either met his interim or five-year stock ownership guideline. In accordance with Company policy, an officer is prohibited from selling Belden stock received from the Company as an equity award until the officer meets the interim guideline.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the Company’s CEO or any of the Company’s other NEOs, other than the Chief Financial Officer, who are employed as of the end of the fiscal year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance based” compensation (i.e., compensation paid only if performance meets pre-established objective goals based on performance criteria approved by stockholders). The Company’s incentive compensation plans are designed to qualify under Internal Revenue Code Section 162(m) to ensure tax deductibility. However, the Committee retains the flexibility to design and administer compensation programs that are in the best interests of Belden and its stockholders.

Annual bonuses for our Named Executive Officers are unguaranteed, subject to maximum bonus amounts based on the achievement of the Section 162(m) performance objectives established by the Committee annually. These objectives are selected by the Committee from among the performance objectives in the annual incentive plan but are not communicated to participants as individual performance targets. The Committee may exercise “negative discretion” to reduce the award based on an assessment of Company and individual performance. For 2012 the Committee awarded less than the maximum amount. Also, our compensation plans comply with the requirements of Internal Revenue Code Section 409A, which requires that nonqualified deferred compensation arrangements must meet specific requirements.

In accordance with FASB ASC Topic 718, for financial statement purposes, we expense all equity-based awards over the period earned based upon their estimated fair value at grant date.

Executive Compensation Recovery

In accordance with the Sarbanes-Oxley Act of 2002, Mr. Stroup, as CEO, and Mr. Derksen, as CFO, must forfeit certain bonuses and profits if the Company is required to restate its financial statements as a result of misconduct. In addition, if the Board of Directors determines that any other executive officer has engaged in fraudulent or intentional misconduct that results in the Company restating its financial statements because of a material inaccuracy, the Company, as permitted by law, will seek to recover any cash incentive compensation or other equity-based compensation (including proceeds from the exercise of a stock option or SAR) received by the officer from the Company during the 12-month period following the first public issuance or filing with the SEC of the financial statement required to be restated. The Company will reconsider its clawback policies once the SEC issues final rules implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”).

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Hedging and Pledging of Company Stock

Pursuant to the Company’s insider trading policy, executive officers and directors are prohibited from utilizing margin accounts to engage in transactions in Belden stock and from pledging Belden stock for any purpose. The Company will reconsider its trading policies once the SEC issues final rules implementing the Dodd-Frank Act.

Equity Compensation Grant Practices

The Committee approves all grants of equity compensation, including stock appreciation rights and restricted stock units, to executive officers of the Company, as defined in Section 16 of the Exchange Act. All elements of executive officer compensation are reviewed by the Committee annually at its February/March meeting. Generally, the Company’s awards of stock appreciation rights and restricted stock units are made at that meeting, but may be made at other meetings of the Committee. The Committee meeting date, or the next business day if the meeting falls on a non-business day, is the grant date for stock appreciation rights and restricted stock unit awards. The Company may also make awards in connection with acquisitions or promotions, or for retention purposes. Under the Company’s equity plan, the Committee may delegate to the Company’s CEO the authority to grant stock options to any employees of the Company other than executive officers of the Company as that term is defined in Section 16 of the Exchange Act. The Committee has exercised this authority and delegated to the CEO the ability to make equity grants in connection with retention and acquisitions, which he uses on an infrequent basis.

Employment Agreements: Severance, Termination and Retirement

The Company has an employment agreement with each of the named executive officers. We believe that our agreements are essential in attracting and retaining the desired executive talent in a competitive market. In addition, the agreements benefit the Company by providing for the upfront agreement of each executive on certain important provisions, including post-termination covenants and an agreement to provide a full release of claims against the Company. These agreements address key provisions of the employment relationship, including payment of severance benefits upon a termination of employment before and after a change of control of the Company. Beginning in 2010, new executive employment agreements no longer contain a gross-up to compensate the executives for an Internal Revenue Code Section 280G excise tax. Instead the executives will be given the option of either (a) collecting their full severance and paying the excise tax themselves with no assistance from the Company or (b) reducing the severance payments to an amount that prevents the excise tax from being imposed. Information regarding benefits under these agreements is provided following this Compensation Discussion and Analysis under the heading Potential Payments upon Termination or Change of Control.

Aircraft

The Company owns and from time to time leases corporate aircraft to provide flexibility to executive officers and other associates for business use and to allow more efficient use of executive time for Company matters. The Nominating and Corporate Governance Committee reviews management’s use of corporate aircraft throughout the year to confirm that it is consistent with this philosophy.

Benefits and Perquisites

The named executive officers receive retirement and health care benefits on a consistent basis with other Belden employees. As described in Pension Benefits and Nonqualified Deferred Compensation, excess defined benefit and defined contribution plans are offered to eligible U.S. employees. We contribute to a private German pension account for Mr. Gusenleitner. In order to attract and maintain talented officers, we have provided certain other compensation to our NEOs. This includes nominal club dues for Messrs. Stroup, Derksen and Biegacki and the use of an automobile for Mr. Gusenleitner. Certain other minimal perquisites are provided to the NEOs as described in footnote 7 to the Summary Compensation Table below. Beginning in 2010, tax gross-ups were no longer provided in connection with certain nominal reimbursement perquisites, e.g., tax preparation costs, club dues and commuting costs.

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Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section of this proxy statement. Based on such review and discussion, the Committee recommended to the Board of Belden that the Compensation Discussion and Analysis be included in the proxy statement.

Compensation Committee

Glenn Kalnasy (Chair)

David Aldrich

John Monter

Compensation and Risk

We consider the variable, pay-for-performance components of our compensation programs to assess the level of risk-taking these elements may create. The variable components of our compensation programs offered to management (including our executives) are our annual cash incentive plan and performance-based equity awards program. We believe the way we select and set performance goals and targets with multiple levels of performance; using gradually-sloped payout curves that do not provide large payouts for small incremental improvements; and confirming the achievement of performance before issuing the awards, all reduce the potential for management’s excessive risk-taking or poor judgment. Consistent with sound risk management, we limit the annual cash incentive award by capping the financial factor component at two times the target (unless approved by our Compensation Committee) as well as capping the awards themselves at the lesser of three times target or $5 million. The long-term incentive is limited through the use of a fixed percentage of the participant’s base salary. In addition, we require that executive officers adhere to stock ownership guidelines to promote a long-term focus.

We also consider our variable compensation programs offered to other associates. These are primarily incentive programs offered to sales and marketing associates. We believe the way we administer these programs reduces the potential of their causing a material adverse impact on the Company through excessive risk-taking. We have customer contract practices with respect to operating margins, customer creditworthiness, and channel management that are designed to reduce poor judgment in connection with entering into sales contracts having unreasonable terms. Sales targets are not designed to provide large payouts that are either based on small incremental improvement or overly aggressive goals that could induce excessive risk-taking by the salesperson. These programs are monitored throughout the performance period to ensure they are being properly administered.

Compensation Tables

Starting on the next page are the following compensation tables:

•	Summary Compensation Table;

•	Grants of Plan-Based Awards;

•	Outstanding Equity Awards at Fiscal Year-End;

•	Option Exercises and Stock Vested;

•	Pension Benefits;

•	Nonqualified Deferred Compensation; and

•	Potential Payments Upon Termination or Change-in-Control.

Belden Inc. 2013 Proxy Statement	Page 33

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary(1) ($) (c)	Bonus(2) ($) (d)	Stock Awards(3) ($) (e)	Option Awards(4) ($) (f)	Non-Equity Incentive Plan Compen- sation(5) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6) ($) (h)	All Other Compensa- tion(7) ($) (i)	Total ($) (j)
John Stroup President and Chief Executive Officer	2012 2011 2010	800,000 775,000 700,000	- - -	- - 1,546,429	2,555,842 2,476,127 1,623,826	915,200 1,050,000 1,326,780	353,770 317,882 175,574	100,650 111,168 83,367	4,725,462 4,730,177 5,455,976
Henk Derksen Senior Vice President, Finance, and Chief Financial Officer	2012	415,000	-	39,432	485,532	307,880	66,278	29,206	1,343,328
Steve Biegacki Senior Vice President, Global Sales and Marketing	2012	321,750	-	268,450	765,545	181,340	54,108	29,975	1,621,168
Christoph Gusenleitner Executive Vice President, EMEA Operations and Global Connectivity Products	2012 2011 2010	362,113 383,164 268,898	- 139,130 -	- - 322,109	441,304 339,072 344,035	241,306 289,112 216,080	- - -	76,780 64,534 41,999	1,121,503 1,215,012 1,193,121
Denis Suggs Executive Vice President, American Operations and Global Cable Products	2012 2011 2010	486,675 466,875 411,635	- - -	- - 471,225	688,473 560,882 641,836	383,880 400,900 427,140	125,075 98,571 57,331	52,546 44,474 35,874	1,736,649 1,571,702 2,045,041

(1)	Salaries are amounts actually received. Mr. Gusenleitner received compensation in Euros. For this table, the compensation of Mr. Gusenleitner was converted into U.S. Dollars based on the Oanda one-year average exchange rate ending on December 31, 2012, 1.2858 U.S. Dollars per Euro.

(2)	Pursuant to his employment agreement, Mr. Gusenleitner received a bonus of 100,000 Euros on his first anniversary of employment.

(3)	Reflects the aggregate grant date fair value with respect to awards of stock for each named officer computed in accordance with FASB ASC Topic 718. See Grants of Plan-Based Awards Table for 2012 stock awards to the named officers. The assumptions used in calculating these amounts are described in Note 16: Share-Based Compensation, to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Each amount listed in column (e) represents the grant date fair value of performance share units (“PSUs”) based on the assumption that the Company would meet its performance goals at the target level, resulting in one restricted stock unit (“RSU”) being issued to the officer for each PSU.

(4)	Reflects the aggregate grant date fair value with respect to awards of options or SARs for each named officer computed in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are described in Note 16: Share-Based Compensation, to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

(5)	Represents amounts earned under the Company’s annual cash incentive plan as determined by the Compensation Committee at its March 2013 meeting.

(6)	The amounts in this column reflect the increase in the actuarial present value of the accumulated benefits under the Company’s defined benefit plans in which the named executives participate. None of the named executives received above-market or preferential earnings on deferred compensation.

Page 34	Belden Inc. 2013 Proxy Statement

(7)	The amounts shown in column (i) for 2012 consist of the following:

					Perquisites
	Total	Company’s Matching Contributions In Its Defined Contribution Plan(a)	Life Insurance and Long Term Disability Benefits	Restricted Stock Dividends	Home Security	Company Car
John Stroup	100,650	83,250	4,170	13,230
Henk Derksen	29,206	26,064	1,957	1,185
Steve Biegacki	29,975	24,649	3,676	1,650
Christoph Gusenleitner(b)	76,780	22,759			14,234	39,787
Denis Suggs	52,546	39,941	3,393	9,212

(a)	For Mr. Gusenleitner, this represents a quarterly contribution by the Company to a German private pension fund.

(b)	Amounts for Mr. Gusenleitner are valued in Euros and were converted into U.S. Dollars based on the Oanda one-year average exchange rate ending on December 31, 2012.

Belden Inc. 2013 Proxy Statement	Page 35

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards(4) ($ per Share)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
John Stroup		520,000	1,040,000	3,120,000
	2/27/2012								130,600	39.83	2,555,842
Henk Derksen		147,000	294,000	882,000
	2/27/2012					990					39,432
	2/27/2012								24,810	39.83	485,532
Steve Biegacki		114,485	228,970	686,910
	2/27/2012								26,660	39.83	521,736
	10/1/2012					7,230					268,450
	10/1/2012								13,560	37.13	243,809
Christoph Gusenleitner		127,674	255,347	766,041
	2/27/2012								22,550	39.83	441,304
Denis Suggs		171,990	343,980	1,031,940
	2/27/2012								35,180	39.83	688,473

(1)	The amounts in column (c) represent the cash payment under the Company’s annual cash incentive plan (“ACIP”) that would have been made if the threshold performance for 2012 was met; the amounts in column (d) represent the cash payment under ACIP that would have been made if the target performance for 2012 was met; and the amounts in column (e) represent the maximum cash payment under ACIP, the lesser of three times target or $5 million. For Mr. Gusenleitner, who is paid in Euros, these U.S. Dollar amounts are based on the Oanda one year average exchange rate ending on December 31, 2012 of 1.2858 U.S. Dollars per Euro.

(2)	The Compensation Committee granted 990 performance-based restricted stock units (“RSUs”) to Mr. Derksen at its February 27, 2012 meeting in recognition of his January 1, 2012 promotion to his current position. The RSUs vest on February 27, 2015. As part of a retention package, the Committee awarded Mr. Biegacki 7,230 RSUs on October 1, 2012. These RSUs vest on October 1, 2017. Each of these grants require the achievement of a specified net income target

(3)	The amounts in column (j) are the number of SARs granted to each of the named executive officers in 2012. These awards generally vest in equal amounts over three years on the first, second and third anniversaries of the grant date. Mr. Biegacki’s October 1, 2012 retention grant cliff vests in five years, or October 1, 2017.

(4)	The exercise price for awarded SARs was the closing price of the Belden shares on the grant date.

Page 36	Belden Inc. 2013 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(1) (#) Exercisable	Number of Securities Underlying Unexercised Options(2) (3) (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price(4) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(5) (#)	Market Value of Shares or Units of Stock That Have Not Vested(6) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested #	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
John Stroup	295,091	-	-	19.930	10/31/2015	71,264	3,206,167	-	-
	113,600	-		25.805	2/22/2016
	107,400	-		47.705	2/21/2017
	83,600	-		40.960	2/20/2018
	-	195,037		37.260	4/1/2018
	167,800	-		11.920	2/24/2019
	105,102	52,551		21.700	2/22/2020
	46,790	93,580		35.790	3/2/2021
	-	130,600		39.830	2/27/2022
Henk Derksen	1,800	-	-	47.705	2/21/2017	6,201	278,983	-	-
	8,400	-		40.960	2/20/2018	1,400	62,986
	1,868	-		11.920	2/24/2019	990	44,540
	6,884	6,884		21.700	2/22/2020
	3,410	6,820		35.830	3/1/2021
	1,034	2,066		28.760	8/28/2021
	-	24,810		39.830	2/27/2022
Steve Biegacki	13,071	-	-	35.320	3/31/2018	9,578	430,914	-	-
	21,000	-		11.920	2/24/2019	7,230	325,278
	14,126	7,063		21.700	2/22/2020
	5,407	10,813		35.830	3/1/2021
	-	26,660		39.830	2/27/2022
	-	13,560		37.130	10/1/2022
Christoph Gusenleitner	17,002	8,501	-	27.780	4/1/2020	11,595	521,659	-	-
	6,400	12,800		35.830	3/1/2021
	-	22,550		39.830	2/27/2022
Denis Suggs	6,800	-	-	53.900	6/11/2017	12,143	546,314	-	-
	14,200	-		40.960	2/20/2018	8,130	365,769
	28,500	-		11.920	2/24/2019
	27,663	13,831		21.700	2/22/2020
	11,767	5,883		25.550	6/11/2020
	10,587	21,173		35.830	3/1/2021
	-	35,180		39.830	2/27/2022

Belden Inc. 2013 Proxy Statement	Page 37

(1)	Shows vested options and SARs.

(2)	Shows unvested options and SARs.

(3)	For Mr. Stroup, his 195,037 unexercisable options expiring on April 1, 2018 all vested on February 21, 2013. His 52,551 unexercisable SARs expiring February 22, 2020 vested on February 22, 2013. His 93,580 unexercisable SARs expiring on March 2, 2021 vest as follows: 46,790 on March 2, 2013 and 46,790 on March 2, 2014. His 130,600 unexercisable SARs expiring on February 27, 2022 vest as follows: 43,534 on February 27, 2013, 43,533 on February 27, 2014 and 43,533 on February 27, 2015.

For Mr. Derksen, his 6,884 unexercisable SARs expiring on February 22, 2020 vested on February 22, 2013. His 6,820 unexercisable SARs expiring on March 1, 2021 vest as follows: 3,410 on March 1, 2013 and 3,410 on March 1, 2014. His 2,066 unexercisable SARs expiring on August 28, 2021 vest as follows: 1,033 on August 28, 2013 and 1,033 on August 28, 2014. His 24,810 unexercisable SARs expiring on February 27, 2022 vest as follows: 8,270 on February 27, 2013, 8,270 on February 27, 2014 and 8,270 on February 27, 2015.

For Mr. Biegacki, his 7,063 unexercisable SARs expiring on February 22, 2020 vested on February 22, 2013. His 10,813 unexercisable SARs expiring on March 1, 2021 vest as follows: 5,407 on March 1, 2013 and 5,406 on March 1, 2014. His 26,660 unexercisable SARs expiring on February 27, 2022 vest as follows: 8,887 on February 27, 2013, 8,887 on February 27, 2014 and 8,886 on February 27, 2015. His 13,560 unexercisable SARs expiring on October 1, 2022 vest on October 1, 2017.

For Mr. Gusenleitner, his 8,501 unexercisable SARs that expire on April 1, 2020 vested on April 1, 2013. His 12,800 unexercisable SARs expiring on March 1, 2021 vest as follows: 6,400 on March 1, 2013 and 6,400 on March 1, 2014. His 22,550 unexercisable SARs expiring on February 27, 2022 vest as follows: 7,517 on February 27, 2013, 7,517 on February 27, 2014 and 7,516 on February 27, 2015.

For Mr. Suggs his 13,831 unexercised SARs that expire on February 22, 2020 vested on February 22, 2013. His 5,883 unexercised SARs that expire on June 11, 2020 vest on June 11, 2013. His 21,173 unexercisable SARs expiring on March 1, 2021 vest as follows: 10,587 on March 1, 2013 and 10,586 on March 1, 2014. His 35,180 unexercisable SARs expiring on February 27, 2022 vest as follows: 11,727 on February 27, 2013, 11,727 on February 27, 2014 and 11,726 on February 27, 2015.

(4)	The exercise price of option and SAR awards granted since 2008 was the closing price of Belden shares on the grant date. The exercise price of option and SAR awards granted prior to 2008 was the average of the high and low prices of Belden shares on the grant date.

(5)	Mr. Stroup’s 71,264 RSUs vest as follows: 35,632 on February 22, 2013, 17,816 on February 22, 2014 and 17,816 on February 22, 2015. Mr. Derksen’s 6,201 RSUs vest as follows: 3,101 on February 22, 2013, 1,550 on February 22, 2014 and 1,550 on February 22, 2015. His 1,400 RSUs vest on August 26, 2014 and his 990 RSUs vest on February 27, 2015. Mr. Biegacki’s 9,578 RSUs vest as follows: 4,789 on February 22, 2013, 2,395 on February 22, 2014 and 2,394 on February 22, 2015. His 7,230 RSUs vest on October 1, 2017. Mr. Gusenleitner’s 11,595 RSUs vest as follows: 5,798 on April 1, 2013, 2,899 on April 1, 2014 and 2,898 on April 1, 2015. Mr. Suggs’ 12,143 RSUs vest as follows: 6,072 on February 22, 2013, 3,036 on February 22, 2014 and 3,035 on February 22, 2015. His 8,130 RSUs vest on June 11, 2013.

(6)	The market value represents the product of the number of shares and the closing market price of Belden shares on December 31, 2012 ($44.99).

Page 38	Belden Inc. 2013 Proxy Statement

OPTION EXERCISES AND STOCK VESTED

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
(a)	(b)	(c)		(d)	(e)
John Stroup	6,489	162,679	(2)	33,075	1,297,036
Henk Derksen	2,865	76,023	(3)	2,962	116,155
Steve Biegacki	-	-		4,125	161,762
Christoph Gusenleitner	-	-		-	-
Denis Suggs	-	-		13,062	458,214

(1)	The dates on which the executive officers had stock awards vest and the applicable fair market values on those days are as follows: February 22, 2012 – $39.215 and June 11, 2012 – $31.765. When the vesting date falls on a trading day, the fair market value is the average of the high and low trading prices of Belden shares on that day. When the vesting date falls on a non-trading day, the fair market value is the average of (a) the average of the high and low trading prices of Belden shares on the trading day immediately preceding the vesting date and (b) the average of the high and low trading prices of Belden shares on the trading day immediately following the vesting date. Mr. Stroup acquired 33,075 shares on February 22, 2012. Mr. Derksen acquired 2,962 shares on February 22, 2012. Mr. Biegacki acquired 4,125 shares on February 22, 2012. Mr. Suggs acquired 5,812 shares on February 22, 2012 and 7,250 shares on June 11, 2012.

(2)	On December 31, 2012, Mr. Stroup engaged in a broker-assisted cashless exercise of 6,489 non-qualified stock options with an exercise price of $19.93 per share. The 6,489 shares were sold on the open market at an average price of $45.00 per share.

(3)	On March 9, 2012, Mr. Derksen exercised 2,865 SARs with an exercise price of $11.92 on a day when the average of the high and low prices of Belden stock was $38.455. After taxes were withheld, the exercise resulted in Mr. Derksen receiving 1,335 shares of Belden stock. On March 16, 2012, Mr. Derksen sold the 1,335 shares along 1,936 previously owned shares for prices ranging from $39.78 to $40.00.

Belden Inc. 2013 Proxy Statement	Page 39

PENSION BENEFITS

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
John Stroup	Pension Plan	7.2	265,751	-
	Excess Plan		962,060	-
	Postretirement Life Benefits		498	-
Henk Derksen	Pension Plan	2.8	95,453	-
	Excess Plan		35,729	-
Steve Biegacki	Pension Plan	4.8	152,093	-
	Excess Plan		26,955	-
Christoph Gusenleitner	Pension Plan	0	-	-
	Excess Plan		-	-
Denis Suggs	Pension Plan	5.6	221,880	-
	Excess Plan		121,724	-

(1)	Each of the named executive officers participates in the Belden Wire & Cable Company Pension Plan (“Pension Plan”) and the Belden Wire & Cable Company Supplemental Excess Defined Benefit Plan (“Excess Plan”) with the exception of Mr. Gusenleitner, who does not participate in the U.S. plan because he resides outside of the U.S. The Pension Plan is a cash balance plan. The account of each participant increases on an annual basis by 4% of the participant’s eligible compensation up to the Social Security wage limit ($110,100 for 2012) and by 8% of the participant’s eligible compensation in excess of the Social Security wage limit up to the limit on compensation that may be taken into account by a plan qualified under the Internal Revenue Code ($250,000 for 2012). The Excess Plan provides the benefit to the participant that would have been available under the Pension Plan if there were not a limit on compensation that may be taken into account by a plan qualified under the Internal Revenue Code. In general, eligible compensation for a participant includes base salary plus any amount earned under the annual cash incentive plan. Upon retirement, participants in the Pension Plan may elect a lump sum distribution or a variety of annuity options. Upon retirement, participants in the Excess Plan will receive a lump sum distribution.

(2)	The computation of the value of accumulated benefit for each individual incorporates a 3.50% discount rate, an interest credit rate of 4.5%, and an expected retirement age of 65.

Page 40	Belden Inc. 2013 Proxy Statement

NONQUALIFIED DEFERRED COMPENSATION(1)

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
John Stroup	94,000	72,000	29,975	-	1,379,282
Henk Derksen	17,752	14,814	853	-	59,010
Steve Biegacki	37,775	13,399	2,559	-	138,813
Christoph Gusenleitner	-	-	-	-	-
Denis Suggs	71,758	28,691	6,011	-	307,953

(1)	Each of Messrs. Stroup, Derksen, Biegacki and Suggs participates in the Belden Supplemental Excess Defined Contribution Plan. Amounts reflected in column (c), but not those in column (d), have been reflected in column (i) of the Summary Compensation Table. A portion of amounts included in column (f), attributable to years prior to 2006, were not reported as compensation in such years.

Belden Inc. 2013 Proxy Statement	Page 41

EMPLOYMENT, SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS

The Company has written agreements with each of the named executive officers. The Compensation Committee (with the assistance of Deloitte and management) reviewed the key provisions of the executive employment agreements to ensure they were competitive, based on peer group and market survey data.

John Stroup. Mr. Stroup entered into an employment agreement with the Company, effective October 31, 2005, and it was amended and restated in 2008. The amended agreement was for a term through October 31, 2011 and automatically renews for additional one-year terms. It is subject to earlier termination based on disability, death, termination by the Company, with or without cause, and before or after a change in control of the Company. Mr. Stroup’s current base salary of $800,000 per year is subject to annual review. He is entitled to participate in the Company’s long-term incentive plan, annual cash incentive plan, and all other employment benefit plans available to senior executives. His target annual cash incentive award is 130% of his base salary. In 2008, Mr. Stroup received a retention option award having a grant date value of $3 million. The options vested in five years and were granted at the closing price of Belden shares on the grant date. Amounts payable in the event of Mr. Stroup’s separation of employment are noted below under “Potential Payments upon Termination or Change in Control.”

Henk Derksen. Mr. Derksen entered into an employment agreement with the Company, effective January 1, 2010. It was amended and restated as of January 1, 2012 when Mr. Derksen was promoted to his current office. The agreement’s initial term was for three years and is subject to earlier termination based on disability, death, termination by the Company, with or without cause, and before or after a change in control of the Company. In connection with its amendment in 2010, his annual base salary was increased to $400,000 and is subject to annual review. Mr. Derksen is entitled to participate in the Company’s long-term incentive plan, annual cash incentive plan and all other employment benefit plans available to senior executives. His target annual cash incentive award is 70% of his base salary. Amounts payable in the event of his separation of employment are noted below under “Potential Payments upon Termination or Change in Control.”

Steve Biegacki. Mr. Biegacki entered into an employment agreement with the Company, effective March 31, 2008. The agreement’s initial term was for three years and is subject to termination based on disability, death, termination by the Company, with or without cause, and before or after a change in control of the Company. It automatically renews for additional one-year terms. Mr. Biegacki’s original annual base salary was $280,000 and is subject to annual review. He is entitled to participate in the Company’s long-term incentive plan, annual cash incentive plan and all other employment benefit plans available to senior executives. His target annual cash incentive award is 70% of his base salary. Amounts payable in the event of his separation of employment are noted below under “Potential Payments upon Termination or Change in Control.”

Christoph Gusenleitner. Mr. Gusenleitner entered into an employment agreement with the Company, effective April 1, 2010. The agreement can be terminated by the Company on six months prior notice, with an effective termination date no earlier than May 31, 2013. The agreement also is subject to earlier termination based on disability, death and retirement. Mr. Gusenleitner’s base salary of €270,000 per year (approximately $347,166) is subject to annual review. He was entitled to a one-time “sign-on” bonus if still employed by the Company on April 1, 2011. Mr. Gusenleitner is entitled to participate in the Company’s long-term incentive plan, annual cash incentive plan, and all other employment benefit plans available to senior executives based in Europe, including quarterly contributions to a German private pension. His target annual cash incentive award is 70% of his base salary. Amounts payable in the event of Mr. Gusenleitner’s separation of employment are noted below under “Potential Payments upon Termination or Change in Control.”

Denis Suggs. Mr. Suggs entered into an employment agreement with the Company, effective June 11, 2007, and it was amended and restated in 2008. The agreement’s initial term was for three years and is subject to earlier termination based on disability, death, termination by the Company, with or without cause, and before or after a change in control of the Company. In connection with its renewal in 2010, his annual base salary was increased to $450,000 and is subject to annual review. Mr. Suggs is entitled to participate in the Company’s long-term

Page 42	Belden Inc. 2013 Proxy Statement

incentive plan, annual cash incentive plan and all other employment benefit plans available to senior executives. His target annual cash incentive award is 70% of his base salary. Amounts payable in the event of his separation of employment are noted below under “Potential Payments upon Termination or Change in Control.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following discussion does not pertain to Mr. Gusenleitner, who, except in the case of a termination for cause, is entitled to remuneration through the effective termination date of his employment agreement, which can be no earlier than May 31, 2013. The remaining NEO’s employment agreements with the Company provide for the potential payment of severance and other benefits upon certain terminations of employment. In addition, pursuant to the terms of the Company’s equity incentive plans, upon certain termination events, each executive will be entitled to acceleration of his outstanding and unvested equity awards.

Termination not for cause prior to a change in control

Pursuant to the employment agreements, in the event a named executive officer is terminated without “cause,” as defined below, the executive will be entitled to receive:

■

severance payments equal to the sum of the officer’s current base salary plus his annual target bonus (multiplied by 1.5 in the case of Mr. Stroup), payable in equal semi-monthly installments over a twelve-month period (eighteen months in the case of Mr. Stroup);

■	any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of termination;
■	in the case of Mr. Stroup, a pro-rata portion of certain equity awards granted upon the renewal of his employment agreement, will vest on the date of termination; and
■	continued participation in the Company’s medical and dental plans for twelve months (eighteen months for Mr. Stroup).

Pursuant to the employment agreements, “cause” is defined to include the officer’s:

■	willful and continued failure to perform his duties following appropriate opportunities to cure the deficiencies;
■	conviction of a felony or any crime involving moral turpitude;
■	lack of authority to enter the employment agreement without violating another agreement to which officer was a party; and
■	gross misconduct in the performance of his employment duties.

Termination not for cause by the Company or for good reason by the officer after a change in control

Each employment agreement provides that if, within two years following a “change in control,” as defined below, the officer is terminated without cause or resigns for “good reason,” the officer will be entitled to receive:

■	severance payments equal to the sum of the officer’s current base salary plus his annual target bonus multiplied by two, payable in equal semi-monthly installments over a 24-month period;
■	any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of termination;
■	unvested equity awards vest upon the “change in control”;
■	continued participation in the Company’s medical and dental plans for 24 months; and
■

if necessary, a gross-up payment to cover the officer’s excise tax liability under IRC Section 280G where the present value of his payments is more than 110% of the threshold at which such amounts become an excess parachute payment under IRC Section 280G. Starting in 2010, this gross-up feature was not offered to new executive officers.

A “change in control” of the Company generally will occur when a person acquires more than 50% of the outstanding shares of the Company’s stock or a majority of the Board consists of individuals who were not approved by the Board. Upon a change in control in the Company, the named executive officers will have the right for a period of two years to leave the Company for “good reason” and receive the amounts set out above should the scope of their employment with the Company “negatively and materially” change.

Belden Inc. 2013 Proxy Statement	Page 43

Death/Disability

The Company provides long-term disability coverage and life insurance coverage for the executive officers on terms consistent with and generally available to all salaried employees. Upon the officer’s death or disability, the officer, or the officer’s heirs will be entitled to receive:

■	any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of termination; and

■	unvested equity awards vest immediately.

Retirement

Under the Company’s equity plans, an employee who has reached the age of 55 can voluntarily retire from the Company with the result that all unvested equity awards that were granted at least one year prior to the retirement date (longer for portions of certain multi-year grants) shall immediately vest in full and any options or stock appreciation rights are eligible for exercise for the shorter of three years or the original term of the award. None of the NEOs are currently eligible for retirement.

Estimate of Payments

The estimated payments owed to each officer upon the various termination events are based on the following assumptions and/or exclusions:

■

it is assumed that each triggering event occurred on December 31, 2012 and that the value of our common stock was the closing market price of our stock on that date, or $44.99 (in the case of Termination not for cause by the Company or for good reason by the officer after a change in control, it is assumed that the change in control and the termination both occurred on December 31, 2012);

■

the payments do not include any amounts earned and owed to the officer as of the termination date, such as salary earned to date, unreimbursed expenses or benefits generally available to all employees of the Company on a non-discriminatory basis (the 2012 Non-Equity Incentive Plan Compensation is included based on the technical requirement that an employee must be employed on January 1, 2012 to earn the 2012 bonus. The officers’ employment agreements would entitle them to receive the 2012 bonus even if termination occurred on December 31, 2012);

■

the payments include only additional benefits that result from termination and do not include any amounts or benefits earned, vested, accrued or owing under any plan. See “Outstanding Equity Awards at Fiscal Year-End”, “Pension Benefits” and “Nonqualified Deferred Compensation”; and

■

in performing calculations for determining whether a Section 280G gross-up payment was applicable, no reductions were made to the hypothetical severance amounts to allocate amounts as reasonable compensation or to a non-competition agreement. The values placed on the acceleration of previously unvested equity awards were consistent with the regulations set out under Section 280G and the methodology was consistent with our standard practices for determining fair value of equity awards for our financial statements. Section 280G is not applicable to Mr. Gusenleitner as he does not reside in the U.S.

Page 44	Belden Inc. 2013 Proxy Statement

		2012 Non- Equity Incentive Plan Compensation	Accelerated Vesting of Equity Value
Name	Aggregate Severance		Restricted Stock Units	Stock Options/ SARs	Welfare Benefits Continuation	Excise Tax Gross-up Payment	Total
John Stroup
Termination not for cause prior to a change in control	$2,760,000	$915,200	-	1,464,702	$18,507	-	$5,158,409
Termination not for cause by the Company or for good reason by the officer after a change in control	$3,680,000	$915,200	$3,248,926	$4,266,381	$24,676	-	$12,135,183
Death/Disability	-	$915,200	$3,248,926	$4,223,447	-	-	$8,387,573
Retirement	-	-	-	-	-	-	-
Henk Derksen
Termination not for cause prior to a change in control	$714,000	$307,880	-	-	$12,407	-	$1,034,287
Termination not for cause by the Company or for good reason by the officer after a change in control	$1,428,000	$307,880	$390,778	$384,350	$24,815	-	$2,535,823
Death/Disability	-	$307,880	$390,778	$384,350	-	-	$1,083,008
Retirement	-	-	-	-	-	-	-
Steve Biegacki
Termination not for cause prior to a change in control	$556,070	$181,340	-	-	$4,511	-	$741,921
Termination not for cause by the Company or for good reason by the officer after a change in control	$1,112,140	$181,340	$762,300	$507,692	$9,023	$744,535	$3,317,029
Death/Disability	-	$181,340	$762,300	$507,692	-	-	$1,451,332
Retirement	-	-	-	-	-	-	-
Christoph Gusenleitner[1]
Termination not for cause prior to a change in control	$310,064	$241,306	-	-	-	-	$551,370
Termination not for cause by the Company or for good reason by the officer after a change in control	$310,064	$241,306	$528,036	$379,908	-	-	$1,459,314
Death/Disability	-	$241,306	$528,036	$379,908	-	-	$1,149,250
Retirement	-	-	-	-	-	-	-
Denis Suggs
Termination not for cause prior to a change in control	$835,380	$383,880	-	-	$12,338	-	$1,231,598
Termination not for cause by the Company or for good reason by the officer after a change in control	$1,670,760	$383,880	$921,807	$811,963	$24,676	$(161,279)[2]	$3,651,807
Death/Disability	-	$383,880	$921,807	$811,963	-	-	$2,117,650
Retirement	-	-	-	-	-	-	-

1	For Mr. Gusenleitner, this table assumes that notice of termination was delivered on December 31, 2012, with effect on June 30, 2013. This table reflects the amounts to which Mr. Gusenleitner would be entitled through June 30, 2013.

2	Per Mr. Suggs’ employment agreement, if the present value of the change in control payments calculated in accordance with Section 280G of the Internal Revenue Code (“280G”) is greater than the 280G safe harbor amount, but less than 110% of the 280G safe harbor amount, a reduction in the cash severance is made to avoid a 280G excise tax. Under the hypothetical calculation performed for these purposes, this circumstance resulted.

Belden Inc. 2013 Proxy Statement	Page 45

ITEM III – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act requires that we include in this proxy statement a non-binding stockholder vote on our executive compensation as described in this proxy statement (commonly referred to as “Say-on-Pay”).

We encourage stockholders to review the Compensation Discussion and Analysis on pages 20 to 32 and the tabular disclosure that follows it. We believe that our compensation policies and procedures are competitive, are focused on pay for performance principles and are strongly aligned with the long-term interests of our stockholders. Our executive compensation philosophy is based on the belief that the compensation of our employees should be set at levels that allow us to attract and retain employees who are committed to achieving high performance and who demonstrate the ability to do so. We seek to provide an executive compensation package that is driven by our overall financial performance, our increased stockholder value, the success of areas of our business directly impacted by the executive’s performance, and the performance of the individual executive. We view our compensation program as a strategic tool that supports the successful execution of our business strategy and reinforces a performance-based culture. The Company employs an executive compensation program for our senior executives that emphasizes long-term compensation over short-term, with a significant portion weighted toward equity awards. This approach strongly aligns our senior executive compensation with that of our stockholders. We believe that there is a direct correlation between the performance of Belden and the compensation our senior executives receive. We also believe that our annual compensation disclosure is reflective of this correlation and is transparent and helpful to stockholders.

The Say-on-Pay resolution discussed below gives stockholders the opportunity to endorse or not endorse the compensation that we pay to our named executive officers by voting to approve or not approve such compensation as described in this proxy statement.

The Board strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation Committee will carefully consider the outcome of the vote when considering future executive compensation arrangements.

THE BELDEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

Page 46	Belden Inc. 2013 Proxy Statement

ITEM IV – RE-APPROVE PERFORMANCE GOALS FOR AWARDS MADE UNDER THE

COMPANY’S ANNUAL CASH INCENTIVE PLAN (“ACIP”) THAT ARE DEDUCTIBLE UNDER

SECTION 162(m) OF THE INTERNAL REVENUE CODE

The Company is asking stockholders to reaffirm performance goals used in determining payment of awards to certain executive officers under the Plan. No amendments to the Plan are being requested. Your approval is necessary for the Company to meet the requirements for tax deductibility under Section 162(m) of the Internal Revenue Code.

Eligible Participants. Participation in ACIP is limited to active, full-time exempt employees of the Company and its subsidiaries that fall within certain salary grades, provided that they are not a covered participant in another annual cash incentive plan and they have been approved for inclusion in ACIP by the Company’s CEO.

Performance Goals. For the CEO and the other most highly paid officers of the Company and its subsidiaries who are “covered employees” as defined in Section 162(m) of the Internal Revenue Code (“Highly Compensated Participants”), payment of awards under ACIP shall be based solely on the attainment of performance goals, which performance goals (including their measures and weights) shall be established annually by the Compensation Committee.

Performance criteria used by the Committee to establish performance goals for awards to Highly Compensated Participants shall include one or any combination of the following, which may be measured on either a relative or absolute basis with respect to the Company or one or more of its subsidiaries or business units:

•	return on equity, assets, capital or investment;

•	measures of profitability, including operating income, net income from continuing operations, net income, or pre-tax or after-tax earnings per share;

•	the control or reduction in the level of working capital;

•	economic value added;

•	revenues or sales;

•	EBITDA;

•	EBITDA margin;

•	operating margin;

•	cash flow or similar measure;

•	total stockholder return;

•	change in the market price of the common stock; or

•	market share.

The performance goals established by the Committee for each award granted to Highly Compensated Participants will specify achievement targets with respect to each applicable performance criterion (including a threshold level of performance below which no amount will become payable with respect to such award).

For Highly Compensated Participants, the Committee shall determine whether the performance goals have been met. For any award, the Committee may provide in the original terms of the award that any determination of performance may include or exclude the impact of the occurrence of one or more of the following events during the performance period:

•	asset write-downs;

•	gain or loss on the sale of businesses or significant assets;

•	the effect of changes in tax laws, accounting principles or policies, or other laws or provisions affecting reported results;

Belden Inc. 2013 Proxy Statement	Page 47

•	reorganization or restructuring programs;

•	extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 or in the MD&A of the Company’s quarterly reports or annual report to stockholders;

•	the effect of acquisitions, mergers, joint ventures or divestitures;

•	plant start-up costs;

•	costs associated with plant or other facility shutdowns;

•	stock compensation expenses; or

•	costs associated with executive succession (including severance).

The performance goals established by the Committee may be (but need not be) different for each performance period. Payment shall be made with respect to an award to a Highly Compensated Participant only after the attainment of the applicable performance goals has been certified in writing by the Committee. The Committee may, at its sole discretion, reduce the amount otherwise payable under the original terms of an outstanding award to a Highly Compensated Participant, but shall have no discretion to increase the amount otherwise payable.

Maximum Value. The amount of any award to any participant under ACIP shall in no event exceed the lesser of 300% of the participant’s target payout or $5 million. The maximum value is established to comply with Section 162(m).

Plan Benefits. Awards under ACIP will be based on the Company’s and participants’ future performance and are therefore not presently determinable. The awards paid under ACIP to the named executive officers for 2012 are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table at page 34. If the material terms of the performance measures are not approved by the stockholders, payments that would have been made pursuant to the Plan will not be made. The Committee may consider other terms for incentive compensation awards whether or not they qualify for deduction under Section 162(m).

THE BELDEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

RE-APPROVAL OF THE ACIP PERFORMANCE METRICS.

OTHER MATTERS

The Company knows of no other matters that will be brought before the annual meeting. If other matters are introduced, the persons named in the proxy as the proxy holders will vote on such matters in their discretion.

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

You may submit proposals for consideration at future stockholder meetings, including director nominations.

Stockholder Proposals: To be included in the Company’s proxy statement and form of proxy for the 2014 annual meeting, a stockholder proposal must, in addition to satisfying the other requirements of the Company’s bylaws and the SEC’s rules and regulations, be received at the Company’s principal executive offices by December 16, 2013. If you want the Company to consider a proposal at the 2014 annual meeting that will not be included in the Company’s proxy statement, among other things, the Company’s bylaws require that you notify our Board of your proposal no earlier than January 30, 2014 and no later than March 1, 2014.

Page 48	Belden Inc. 2013 Proxy Statement

Nomination of Director Candidates: The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders if such nominations are submitted to the Company prior to the deadline for proposals to be included in future proxy statements as noted in the above paragraph. To have a candidate considered by the Committee, a stockholder must submit the recommendation in writing and must include the following information:

•

The name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned (whether direct ownership or derivative ownership) and the length of time of ownership; and

•

The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of Belden, the candidate’s ownership interest in the Company (if any), a description of any arrangements between the candidate and the nominating stockholder, and the person’s consent to be named as a director if selected by the Committee and nominated by the Board.

In considering candidates submitted by stockholders, the Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. The Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest, and independence from management and Belden. The Committee also seeks to have the Board represent a diversity of backgrounds and experience.

The Committee will identify potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board. The Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee may contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Committee will request information from the candidate, review the person’s accomplishments and qualifications, and conduct one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process will not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Belden Inc. 2013 Proxy Statement	Page 49

APPENDIX I

The performance factors applicable to the NEOs, along with the respective threshold, target and actual performance levels and the respective financial factor scores, are illustrated below (income numbers are shown in thousands):

Category	2012 ACIP – First Half
	Threshold	Target	Actual	Score
Consolidated Net Income from Continuing Operations ($)	52,800	66,000	66,665	1.03
Consolidated Operating Income from Continuing Ops. ($)	88,800	111,000	102,316	0.80
Consolidated Organic Growth	3.10%	6.20%	-1.50%	0.00
Consolidated Operating Working Capital Turns	7.4	7.9	7.8	0.90
EMEA Operating Income (€)	32,400	40,500	36,241	0.74
EMEA Organic Growth	2.20%	4.40%	-8.30%	0.00
EMEA Operating Working Capital Turns	5.6	6.1	7.3	2.20
Americas Operating Income ($)	77,000	96,200	99,501	1.09
Americas Organic Growth	3.25%	6.50%	3.40%	0.53
Americas Operating Working Capital Turns	5.8	6.3	6.2	0.90

Category	2012 ACIP – Second Half
	Threshold	Target	Actual	Score
Consolidated Net Income from Continuing Operations ($)	52,800	66,000	67,617	1.06
Consolidated Operating Income from Continuing Ops. ($)	93,600	117,000	114,469	0.95
Consolidated Organic Growth	-3.50%	1.50%	-2.50%	0.60
Consolidated Operating Working Capital Turns	6.8	7.3	7.8	1.50
EMEA Operating Income (€)	30,400	38,000	37,182	0.95
EMEA Organic Growth	-6.50%	-1.50%	-8.10%	0.00
EMEA Operating Working Capital Turns	6.9	7.4	8.4	2.00
Americas Operating Income ($)	86,400	108,000	111,804	1.09
Americas Organic Growth	-3.00%	2.00%	-1.90%	0.61
Americas Operating Working Capital Turns	5.5	6.0	5.7	0.70

Performance Factor Definitions

“Net Income from Continuing Operations” is consolidated revenues, less cost of sales, less selling, general and administrative expenses (“SG&A”), less interest expense, plus interest income, plus other income, less other expense, less tax expense, and less any loss from discontinued operations.

“Operating Income” is revenues, less cost of sales, less SG&A expenses, whether on a consolidated basis or of the applicable business unit (i.e., EMEA for Mr. Gusenleitner and Americas with respect to Mr. Suggs).

“Organic Growth” is the change in consolidated revenues from the prior year excluding the impact of acquisitions, divestitures, foreign currency exchange and certain commodity price movements.

Belden Inc. 2013 Proxy Statement	Page I-1

“Operating Working Capital Turns” are based on a monthly average of working capital turns during the applicable performance period and for each individual month were computed based on a ratio calculated at the end of the month of (i) annualized actual cost of goods sold for the prior two months and the current month to (ii) operating working capital at the end of the month.

“Inventory Turns” are based on a monthly average of inventory turns during the applicable performance period and for each individual month were computed based on a ratio calculated at the end of the month of (i) annualized actual cost of goods sold for the prior two months and the current month to (ii) inventory at the end of the month.

Below is a summary of the applicable performance factors and weighting percentages for each NEO and a calculation of each NEO’s applicable Financial Factor for each performance period (rounded to two decimal places):

Messrs. Stroup, Derksen and Biegacki – 2012 First Half
Category	Score	Weighting	Contribution to Financial Factor
Consolidated Net Income from Continuing Operations	1.03	50%	0.52
Consolidated Operating Income from Continuing Ops.	0.80	20%	0.16
Consolidated Organic Growth	0.00	20%	0.00
Consolidated Operating Working Capital Turns	0.90	10%	0.09
Consolidated Financial Factor			0.77

Messrs. Stroup, Derksen and Biegacki – 2012 Second Half
Category	Score	Weighting	Contribution to Financial Factor
Consolidated Net Income from Continuing Operations	1.06	50%	0.53
Consolidated Operating Income from Continuing Ops.	0.95	20%	0.19
Consolidated Organic Growth	0.60	20%	0.12
Consolidated Operating Working Capital Turns	1.50	10%	0.15
Consolidated Financial Factor			0.99

Mr. Gusenleitner – 2012 First Half
Category	Score	Weighting	Contribution to Financial Factor
EMEA Operating Income	0.74	35%	0.26
EMEA Organic Growth	0.00	7.5%	0.00
EMEA Operating Working Capital Turns	2.20	7.5%	0.17
Consolidated Financial Factor	0.77	50%	0.39
EMEA Financial Factor			0.82

Page I-2	Belden Inc. 2013 Proxy Statement

Mr. Gusenleitner – 2012 Second Half
Category	Score	Weighting	Contribution to Financial Factor
EMEA Operating Income	0.95	35%	0.33
EMEA Organic Growth	0.00	7.5%	0.00
EMEA Operating Working Capital Turns	2.00	7.5%	0.15
Consolidated Financial Factor	0.99	50%	0.50
EMEA Financial Factor			0.98

Mr. Suggs – 2012 First Half
Category	Score	Weighting	Contribution to Financial Factor
Americas Operating Income	1.09	35%	0.38
Americas Organic Growth	0.53	7.5%	0.04
Americas Operating Working Capital Turns	0.90	7.5%	0.07
Consolidated Financial Factor	0.77	50%	0.39
Americas Financial Factor			0.88

Mr. Suggs – 2012 Second Half
Category	Score	Weighting	Contribution to Financial Factor
Americas Operating Income	1.09	35%	0.38
Americas Organic Growth	0.61	7.5%	0.05
Americas Operating Working Capital Turns	0.70	7.5%	0.05
Consolidated Financial Factor	0.99	50%	0.50
Americas Financial Factor			0.98

Belden Inc. 2013 Proxy Statement	Page I-3

BELDEN INC. 7733 FORSYTH BLVD., SUITE 800 ST. LOUIS, MO 63105

INSTRUCTIONS FOR VOTING YOUR PROXY

Belden Inc. encourages you to take advantage of a cost-effective, convenient way to vote the shares. You may vote your proxy 24 hours a day, 7 days a week using either a touch-tone telephone or the Internet. Your telephone or Internet vote must be received no later than 11:59 p.m. Eastern Time on May 29, 2013, and authorizes the proxies named on the proxy card on the reverse side to vote these shares in the same manner as if you marked, signed and returned your proxy card. If you vote by telephone or Internet, do not return your proxy card by mail.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Belden Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M58375-P34638	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BELDEN INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	To elect nine directors, each for a term of one year.	☐	☐	☐
01) David Aldrich 06) George Minnich 02) Lance C. Balk 07) John M. Monter 03) Judy L. Brown 08) John S. Stroup 04) Bryan C. Cressey 09) Dean Yoost 05) Glenn Kalnasy

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2.	To ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2013.					☐	☐	☐

3.	Advisory vote to approve named executive officer compensation.					☐	☐	☐

4.

To re-approve performance metrics for award made under the Company’s annual cash incentive plan to enable the Company to seek a deduction for such awards under Section 162(m) of the Internal Revenue Code.

						☐	☐	☐

To act upon such other business as may properly come before the meeting.

(Please sign exactly as name appears on your proxy card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please indicate if you plan to attend this meeting.		Yes ☐	No ☐

.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M58376-P34638

PROXY

BELDEN INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 30, 2013

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Belden Inc. appoints Kevin L. Bloomfield and Christopher E. Allen, as proxies, acting jointly or severally and with full power of substitution, for and in the name of the undersigned to vote at the Annual Meeting of Stockholders to be held on May 30, 2013, beginning at 11:00 a.m., local time, at the Lewis & Clark Room, 16th Floor, the Saint Louis Club, Pierre Laclede Center, 7701 Forsyth Blvd., St. Louis, Missouri 63105 and at any adjournments or postponements thereof, as directed, on the matters set forth in the accompanying Proxy Statement and on all other matters that may properly come before the Annual Meeting, including on a motion to adjourn or postpone the Annual Meeting to another time or place (or both) for the purpose of soliciting additional proxies.

Signing and dating this proxy card will have the effect of revoking any proxy card that you signed on an earlier date, and will constitute a revocation of all previously granted authority to vote for every proposal included on any proxy card.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO CHOICE IS SPECIFIED AND THE PROXY IS SIGNED AND RETURNED, THEN THE PROXY WILL BE VOTED ON THE PROPOSALS CONSISTENT WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Receipt is hereby acknowledged of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 15, 2013, and the Annual Report to Stockholders for the year ended December 31, 2012.

SEE REVERSE SIDE

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 30, 2013.

BELDEN INC.	Meeting Information
	Meeting Type:	Annual Meeting
	For holders as of:	April 4, 2013
	Date: May 30, 2013	Time: 11:00 AM CDT
Location: Saint Louis Club, Pierre Laclede Center
The Lewis & Clark Room
16th Floor 7701 Forsyth Blvd. St. Louis, MO 63105

BELDEN INC. 7733 FORSYTH BLVD., SUITE 800 ST. LOUIS, MO 63105	You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

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NOTICE AND PROXY STATEMENT        ANNUAL REPORT

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*  If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow   (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 16, 2013 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow    (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items
The Board of Directors recommends you vote FOR the following: 1. To elect nine directors, each for a term of one year.
01)	David Aldrich	06) George Minnich
02)	Lance C. Balk	07) John M. Monter
03)	Judy L. Brown	08) John S. Stroup
04)	Bryan C. Cressey	09) Dean Yoost
05)	Glenn Kalnasy
The Board of Directors recommends you vote FOR the following proposals:
2. To ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2013.
3. Advisory vote to approve named executive officer compensation.

4.     To re-approve performance metrics for awards made under the Company’s annual cash incentive plan to enable the Company to seek a deduction for such awards under Section 162(m) of the Internal Revenue Code.

To act upon such other business as may properly come before the meeting.